Exhibit 2.1

EXECUTION COPY

PURCHASE AGREEMENT

Dated as of August 30, 2010

by and between

DEERE & COMPANY

and

EXELON GENERATION COMPANY, LLC

i

INDEX OF DEFINED TERMS

2009 Financial Statements	25
2010 Financial Statements	25
Acquired Companies	1
Action	1
Affiliate	1
Aggregate Interim Capital Expenditures For Development Projects	2
Agreement	1
Allocable Share	2
Allocation Schedule	62
Asserted Liability	78
Assignment Agreement	15
Auditor	17
Base Purchase Price	14
Basket	76
Blade Crack Problem	2
Blade Warranty Expiration Dates	42
Blissfield Wind Project	2
Books and Records	2
Burdensome Condition	55
Business	2
Business Day	2
Business Employees	3
Buyer	1
Buyer Actions	3
Buyer Confidential Information	3
Buyer Disclosure Schedule	3
Buyer Fundamental Representations	3
Buyer Indemnified Parties	74
Buyer Required Approvals	45
Buyer’s Knowledge	84
Capital Expenditure Statement	16
Charter Documents	3
Claim Notice	78
Closing	14
Closing Balance Sheet	17
Closing Base Purchase Price	14
Closing Date	15
Closing Net Working Capital	17
Closing Net Working Capital Statement	17
Code	3
Commercial Operation Date	3
Company Employees	3
Company Intellectual Property	38
Completion of Development and Commencement of Construction	3

v

Confidentiality Agreement	4
Contract	4
Current Assets	5
Current Liabilities	5
Designated Employees	5
Determination Date	20
Development Companies	5
Development Projects	5
Development Projects CAPEX Budget	5
Employee Benefit Plan	5
Employment Offer	57
Encumbrance	6
Environmental Laws	6
Environmental Permits	6
Equipment and Availability Warranty Commencement Dates	42
Equipment and Availability Warranty Expiration Dates	42
ERISA	6
ERISA Affiliate	6
Estimated Closing Net Working Capital	16
Estimated Net Working Capital Statement	16
Existing Credit Support	6
FERC	7
Final Allocation Schedule	62
Final Base Purchase Price	14
Final Certification	65
Final Determination	7
Final Order	7
Financial Statements	25
Fleet	41
GAAP	7
Governmental Entity	7
Harvest II Windfarm Project	7
Hazardous Substance	7
HSR Act	7
Indebtedness	7
Indemnified Party	8
Indemnifying Notice Period	79
Indemnifying Party	8
Independent Engineer	8
Insurance Policies	40
Intellectual Property	8
ITC Grant	8
ITC Grant Proceeds	8
Law	8
Losses	9
Material Adverse Effect	9

Material Contracts	29
Maximum Amount	76
Michigan PPAs	9
Michigan Wind 2 Project	10
Michigan Wind Projects	10
Michigan Wind Property Agreements	10
Monetized	65
NERC	10
Net Working Capital	10
Objection Notice	17
Occupancy Agreements	10
Occupied Real Property	34
Order	10
Oregon BETC	65
Oregon Project Entities	10
Outside Date	73
Outstanding Credit Support	55
Owned Real Property	34
Partially-Owned Group	10
Permits	32
Permitted Encumbrances	10
Person	11
Pre-Closing Period Compensation	70
Production Taxes	11
Prudent Industry Practices	11
Release	12
Representatives	12
Restricted Period	48
S-88 Blades	41
Securities Act	46
Seller	1
Seller Confidential Information	12
Seller Contracts	21
Seller Disclosure Schedule	12
Seller Fundamental Representations	12
Seller Indemnified Parties	76
Seller Intercompany Debt	12
Seller Names and Marks	56
Seller Required Approvals	22
Seller Tax Claims	61
Seller’s Knowledge	84
Survival Expiration Date	82
Suzlon	12
Suzlon Agreements	41
Target Company	1
Target Company Intercompany Debt	12

Target Net Working Capital	12
Tax	12
Tax Credits	13
Tax Return	13
Taxes	12
Termination Notice	56
Texas Project Entities	13
Texas PURPA Action	13
Texas PURPA Litigation	13
Third-Party Debt	13
Total Purchase Price	14
Transfer Taxes	13
Transferred Employees	13
Transferred Interests	1
Transition Services Agreement	15
Treasury Regulations	14
Turbine Supply Agreement	66
TXQF Conditional Pre-Close Refund	69
Vestas	66
Violation	23
Wholly-Owned Group	14
Written Proposal	66

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of August 30, 2010, is entered into by and between DEERE & COMPANY, a Delaware corporation (“Seller”), and EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the limited liability company interests (the “Transferred Interests”) of John Deere Renewables, LLC, a Delaware limited liability company (“Target Company”);

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell, transfer and assign to Buyer, the Transferred Interests, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, the following terms, when used in this Agreement and the Exhibits, Schedules, and other documents delivered in connection herewith, have the meanings assigned to them in this Section 1.1.

“Action” means any action, claim, complaint, investigation, petition, suit, arbitration or other proceeding, whether civil or criminal, in law or in equity before any arbitrator or other Governmental Entity.

“Acquired Companies” means, collectively, the Target Company and each of the Persons comprising the Wholly-Owned Group and the Partially-Owned Group.

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or other ownership interests, by Contract or otherwise.

“Aggregate Interim Capital Expenditures For Development Projects” means the aggregate amounts actually delivered by Seller or any of its Affiliates (other than the Acquired Companies), by way of capital contribution, loan or otherwise, to any Acquired Company or to any other Person on behalf of any Acquired Company after the date hereof which were used (i) directly or indirectly, to pay any capital expenditures of any Acquired Company reflected on the Development Projects CAPEX Budget; or (ii) to pay capital expenditures related to the Development Projects in excess of the amounts set forth in the Development Projects CAPEX Budget and consented to in writing by Buyer in advance, which consent shall not be unreasonably withheld, conditioned or delayed.

“Allocable Share” means, with respect to any Person and any item of, or with respect to, any Acquired Company, such Person’s allocable share of such item as determined by reference to such Person’s ownership interest in such Acquired Company at the relevant time and the applicable allocation provisions regarding profits and losses provided in the applicable Charter Documents governing such Acquired Company at the relevant time.

“Blade Crack Problem” means any defect or design problem that has caused certain Suzlon S-88 wind turbine blades to crack in the transition area between the cylindrical root section and the maximum chord section, which cracks typically start on the suction side of the blade close to the leading edge and then grow in both chord wise directions, but which cracks are not the result of any outside physical forces such as lightning.

“Blissfield Wind Project” means the wind project under development in Lenawee County, Michigan, by Blissfield Wind Energy, LLC, with a nameplate capacity of 81 megawatts.

“Books and Records” means all books, records, ledgers, reports, plans and files, files and accounts, manuals, documents, correspondence, studies, and other similar materials primarily related to the conduct of the Business of each Acquired Company in paper or electronic form that are maintained by, or for, such Acquired Company; provided, however, that Books and Records do not include any Tax Returns.

“Business” means the business of the Acquired Companies, including (i) the purchase, ownership, development, construction, financing and sale of wind-powered and other electricity generating facilities, including biomass facilities; (ii) operation and maintenance of wind-powered and other electricity generating facilities, including biomass facilities; (iii) the generation and sale of electricity and renewable energy credits in each case from wind-powered electricity generating facilities; (iv) the transmission of electricity from wind-powered electricity generating facilities; and (v) any other related ancillary business of the Acquired Companies.

“Business Day” means any day other than a Saturday or Sunday or any day banks in the State of New York are authorized or required by Law to be closed.

“Business Employees” means all employees of the Acquired Companies and all other employees of Seller or any of its Affiliates whose primary duties relate to the Business.

“Buyer Actions” means all Actions pending as of the Closing Date against the Seller Indemnified Parties relating to or arising in connection with the Business, including Actions with respect to the matters set forth in Section 1.1(a) of the Seller Disclosure Schedule.

“Buyer Confidential Information” means all information related to the Business, including all reports, analyses, notes or other information that contain any such information. Buyer Confidential Information shall not include information that (i) is or becomes available to the public other than as a result of a disclosure by Seller, any Affiliate of Seller, or any of their Representatives in violation of this Agreement; (ii) becomes available to Seller or any of its Representatives from a source other than Buyer or its Representatives, provided that, to Seller’s Knowledge, the source of such information was not bound by a confidentiality agreement with Buyer with respect to such information; or (iii) was or is developed or derived without the aid, application or use of the Buyer Confidential Information.

“Buyer Disclosure Schedule” means the Schedules delivered by Buyer to Seller on the date hereof.

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 5.1, 5.2, 5.4, 5.6(b) and 5.11.

“Charter Documents” of a Person means the certificate or articles of incorporation, certificate or articles of formation or organization, by-laws, shareholders’ agreement, limited liability company agreement, partnership agreement or other comparable organizational documents, as applicable, of such Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Operation Date” has, with respect to any Michigan Wind Project, the meaning set forth in the Michigan PPA related to such Michigan Wind Project.

“Company Employees” means all Business Employees who are employed by the Acquired Companies.

“Completion of Development and Commencement of Construction” for a particular Michigan Wind Project means the earlier of:

(a) the date on which all of the following have been achieved:

(i) the relevant Acquired Company, which owns such Michigan Wind Project, has (1) all of the Occupancy Agreements needed to construct and operate such Michigan Wind Project and such Occupancy

Agreements are in full force and effect, and no default by the applicable counterparties thereto exists that is continuing and is material to such Michigan Wind Project, and (2) all Permits necessary to construct and operate such Michigan Wind Project (except for immaterial Permits and Permits which cannot be obtained until such Michigan Wind Project achieves commercial operation);

(ii) all usual and customary turbine supply agreements, balance of plant agreements and all other material agreements reasonably necessary for commencement of construction of such Michigan Wind Project (including all necessary project related substation and electrical infrastructure subcontracts) have been executed and delivered by the relevant counterparties thereto, and all such agreements are in full force and effect, and no default by the applicable counterparties thereto exists that is continuing and is material to such Michigan Wind Project, and any conditions precedent for proceeding thereunder have been satisfied (except for any such condition, if any, which, by its terms, cannot be satisfied prior to such Michigan Wind Project achieving commercial operation);

(iii) all interconnection agreements necessary to inject the power to be generated by such Michigan Wind Project have been executed and delivered by the relevant counterparties thereto and all such agreements are in full force and effect, and no default by the applicable counterparties thereto exists that is continuing and is material to such Michigan Wind Project, and such agreements allow for the construction of the interconnection facilities pursuant to a schedule that is not in breach of, or inconsistent with, the Michigan PPA related to such Michigan Wind Project;

(iv) the Michigan PPA related to such Michigan Wind Project is in full force and effect, and no default by the applicable counterparties thereto exists thereunder that is continuing and is material to such Michigan Wind Project; and

(v) the applicable Acquired Company has commenced the on-site construction of roads and foundations, and the foundation for the initial wind turbine for such Michigan Wind Project has been constructed; or

(b) the Commercial Operation Date for such particular Michigan Wind Project.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Seller and Buyer dated April 5, 2010.

“Contract” means any legally binding contract, agreement, arrangement, bond or bond commitment, instrument, note, mortgage, loan or credit agreement, debenture, security agreement, indenture, deed of trust, lease, purchase order, license or other instrument or agreement of any kind (oral or written).

“Current Assets” means all current assets of the Acquired Companies that would be reflected as current assets on a balance sheet of the Target Company prepared in accordance with GAAP and in conformity with the principles, methodologies and line items set forth on Exhibit 1 hereto, including, without limitation, accounts receivable, prepaid expenses and deposits, and inventory, but excluding any receivables associated with the Target Company Intercompany Debt and all Tax assets.

“Current Liabilities” means all current liabilities of the Acquired Companies that would be reflected as current liabilities on a balance sheet of the Target Company prepared in accordance with GAAP and in conformity with the principles, methodologies and line items set forth on Exhibit 1 hereto, including, without limitation, accounts payable, accrued expenses, accrued compensation and deferred revenue, but excluding all Tax liabilities (other than those denoted as Current Liabilities on Exhibit 1 hereto), liabilities, if any, the responsibility for which is retained by Seller pursuant to this Agreement, and all obligations relating to the Target Company Intercompany Debt and the Seller Intercompany Debt.

“Designated Employees” means the Business Employees other than those Business Employees set forth on Section 1.1(b) of the Seller Disclosure Schedule.

“Development Companies” means Michigan Wind 2, LLC, a Delaware limited liability company, Harvest II Windfarm, LLC, a Delaware limited liability company, Bellevue Wind Energy, LLC, a Delaware limited liability company, and Blissfield Wind Energy, LLC, a Delaware limited liability company.

“Development Projects” means the wind farms and biomass projects under development by (a) the Target Company, (b) any of the Development Companies or (c) Seller or any of its other Affiliates on behalf of the Target Company or any of the Development Companies which have not reached a commercial operation date as of the date of this Agreement and which are described in Section 1.1(c) of the Seller Disclosure Schedule.

“Development Projects CAPEX Budget” means the capital expenditure budget relating to the Development Projects set forth in Section 1.1(d) of the Seller Disclosure Schedule.

“Employee Benefit Plan” means each employee benefit plan (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement, including without limitation each deferred compensation, severance, change-in-control, retention, health care, insurance coverage, profit sharing, employee loan, vacation, stock purchase, stock option, equity-based or other equity compensation, incentive and bonus plan, program or arrangement, in each case maintained or sponsored by Seller, the Acquired Companies or any of their respective ERISA Affiliates and in which individuals currently or formerly employed by or on behalf of the Acquired Companies participate or are eligible to participate in connection with such employment or to which any of the Acquired Companies has any obligation to contribute.

“Encumbrance” means any claim, charge, lease, covenant, easement, encumbrance, pledge, security interest, lien, option, pledge, right of others, mortgage, deed of trust, hypothecation, conditional sale, or restriction (whether on voting, sale, transfer, disposition, or otherwise), whether imposed by Contract, understanding or Law, except, in the case of the Transferred Interests, for any restrictions on transfer generally arising under any applicable securities Law.

“Environmental Laws” means any and all Laws pertaining to the prevention of pollution, remediation of contamination or restoration of environmental quality, protection of human health (but only with respect to exposure to Hazardous Substances) or protection of the environment, natural resources and wildlife, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; the Bald Eagle Protection Act, 16 U.S.C. § 668 et seq.; the Migratory Bird Treaty Act, 16 U.S.C. § 703 et seq.; the National Historic Preservation Act, 16 U.S.C. § 470 et seq.; the Superfund Amendments and Reauthorization Act; and the Hazardous and Solid Waste Amendments Act and all similar Laws of any Governmental Entity having jurisdiction over the Acquired Companies.

“Environmental Permits” means written permits, registrations, licenses, certificates, approvals, exemptions, variances, consents and other authorizations required under any Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” means, with respect to any Person, each business or entity which is, or any time during the six-year period preceding the date hereof was, a member of a “controlled group of corporations,” under “common control” or a member of an “affiliate service group” with such Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

“Existing Credit Support” means all guarantees and letters of credit issued or procured, directly or indirectly, by or for the account of Seller or its Affiliates (other than the Acquired Companies, unless an entity other than an Acquired Company is ultimately responsible therefor), as well as any indemnity, payment or other similar obligations of Seller or its Affiliates (other than the Acquired Companies), in each case relating to contractual commitments or other liabilities of the Acquired Companies or the Business associated therewith.

“FERC” means the Federal Energy Regulatory Commission.

“Final Determination” means (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all appeals allowable by Law and hereunder by either party to the applicable Action have been exhausted or the time for filing such appeals has expired; (ii) a closing agreement entered into under Section 7121 of the Code or any other binding settlement agreement entered into in connection with an administrative or judicial proceeding, in each case; (iii) the expiration of the time for instituting a suit with respect to a claimed deficiency; or (iv) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

“Final Order” means a written final order that has not been revised, stayed, enjoined, set aside, annulled or suspended, with respect to which any required waiting period has expired, and as to which all conditions to effectiveness prescribed therein or otherwise by Law or any other order of any Governmental Entity have been satisfied; provided that such order shall be final irrespective of whether any rehearing or appeal thereof is pending.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Governmental Entity” means any federal, state, provincial, foreign, tribal or local government or quasi-governmental authority or self-regulatory organization or any agency, bureau, board, commission, court, department, political subdivision, tribunal, authority or other instrumentality thereof.

“Harvest II Windfarm Project” means the wind project under development in Huron County, Michigan, by Harvest II Windfarm, LLC, with a nameplate capacity of 59.4 megawatts.

“Hazardous Substance” means any substance that (i) is or contains asbestos, polychlorinated biphenyls or radon; (ii) is or contains oil or gas exploration or production waste or any petroleum, petroleum hydrocarbons, petroleum products, natural gas, crude oil, and any components, fractions, or derivatives thereof; (iii) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant” thereunder; or (iv) whether by its nature or its use, is regulated by any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Indebtedness” means, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, whether secured or unsecured, for borrowed money; (ii) all obligations and liabilities of such Person for the deferred purchase price of property or services; (iii) all indebtedness and obligations of such Person evidenced by notes, bonds, debentures, finance leases or other similar instruments and liabilities, whether contingent or not contingent, for reimbursement in respect of any letter of credit, banker’s acceptance or similar credit transaction; (iv) all obligations and liabilities in respect of any lease of (or other arrangements conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (v) all obligations and liabilities with respect to hedging, swaps or similar arrangements; and (vi) all guarantees, pledges and grants of a security interest by such Person in respect of or securing obligations with respect to the indebtedness of others referred to in clauses (i) through (v) above.

“Indemnified Party” means any of the Seller Indemnified Parties or the Buyer Indemnified Parties who or which may seek indemnification under this Agreement.

“Indemnifying Party” means a party against whom indemnification may be sought under this Agreement.

“Independent Engineer” means GL Garrad Hassan, or if GL Garrad Hassan refuses to be retained for the purposes contemplated by this Agreement, another nationally recognized independent engineer mutually acceptable to Buyer and Seller.

“Intellectual Property” means, collectively, whether registered or not, all U.S. and foreign (i) inventions and discoveries (whether patentable or not and whether or not reduced to practice) and all patents, patentable improvements thereof, patent applications, registrations and invention disclosures therefor, together with all reissues, divisionals, substitutions, continuations, continuations-in-part, extensions, or re-examinations, renewals and reissues thereof, as applicable; (ii) trademarks, service marks, trade names, brand names, certification marks, collective marks, trade dress, assumed names, fictitious names, logos, symbols, slogans, domain names and other indicia or origin, and all goodwill associated or symbolized therewith, together with all applications and registrations in connection therewith; (iii) copyrights and all applications and registrations in connection therewith and renewals of the same; (iv) proprietary or confidential know-how, trade secrets and business information (including proprietary or confidential research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); and (v) rights in computer software (including rights in data, databases, and related documentation).

“ITC Grant” means a payment for specified energy property in lieu of tax credits pursuant to Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009, P.L. 111-5.

“ITC Grant Proceeds” means the proceeds of ITC Grants.

“Law” means any federal, state, provincial, foreign or local laws (including common law), constitutions, statutes, codes, rules, treaties, regulations, ordinances, executive orders, decrees or edicts by a Governmental Entity having the force of law.

“Losses” means and includes any and all losses, liabilities, demands, claims, actions, causes of action, costs, obligations, damages, deficiencies, Taxes, penalties, fines or expenses, whether or not arising out of third party claims, including interest, penalties, reasonable attorneys’ fees and expenses, court costs and all amounts paid in investigation, remediation, correcting a condition of noncompliance, defense or settlement of any of the foregoing.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, fact, condition or development that, taken together with all other changes, effects, events, circumstances, occurrences, facts, conditions, and developments, (a) is materially adverse to the Business or the assets, liabilities, properties, operations, or financial condition of the Acquired Companies, taken as a whole or (b) would have a material adverse effect on the ability of Seller or Buyer, as the case may be, to consummate the transactions contemplated hereby, other than any change, effect, event, circumstance, occurrence, fact, condition or development relating to or arising out of (i) conditions affecting the national, regional or world economies generally; (ii) conditions affecting the industries or markets in which the Acquired Companies operate; (iii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iv) changes in GAAP; (v) changes in Law or other binding directives issued by any Governmental Entity; (vi) the announcement of this Agreement or any other agreements contemplated hereby; (vii) conditions affecting the financial, banking, or securities markets generally; (viii) an act of God to the extent that any such changes, effects, events, circumstances, occurrences, facts, conditions or developments do not cause physical damage or destruction, or render unusable, any facility, property or assets of the Acquired Companies; (ix) any action taken or not taken by Seller or an Acquired Company to the extent expressly required by this Agreement or with the written consent or agreement of, or at the written direction of, Buyer; (x) any action taken, or any omission to act, by Buyer or any of its Affiliates; or (xi) any rulings, orders, findings, motions, filings or other developments in any Actions identified in Section 4.4 of the Seller Disclosure Schedule and related regulatory proceedings; provided, however, that, with respect to the matters included in clauses (i), (ii), (iii), (iv), (v), (vii) and (viii), such matters may constitute or be taken into account in determining whether there has been a Material Adverse Effect to the extent such matters affect the Acquired Companies in a manner that is materially disproportionate to other similarly situated companies operating in the wind electric generating industry.

“Michigan PPAs” means (i) that certain Renewable Energy Purchase Agreement, dated as of June 21, 2010 (as amended, restated, modified, superseded or supplemented from time to time), between Consumers Energy Company and Michigan Wind 2, LLC; (ii) that certain Renewable Energy Purchase Agreement, dated as of June 21, 2010 (as amended, restated, modified, superseded or supplemented from time to time), between Consumers Energy Company and Harvest II Windfarm, LLC; and (iii) that certain Renewable Energy Purchase Agreement, dated as of June 21, 2010 (as amended, restated, modified, superseded or supplemented from time to time), between Consumers Energy Company and Blissfield Wind Energy, LLC.

“Michigan Wind 2 Project” means the wind project under development in Sanilac County, Michigan, by Michigan Wind 2, LLC, with a nameplate capacity of 90 megawatts.

“Michigan Wind Projects” means, collectively, the Michigan Wind 2 Project, the Harvest II Windfarm Project and the Blissfield Wind Project.

“Michigan Wind Property Agreements” means the Occupancy Agreements pursuant to which each of Michigan Wind 2, LLC, Harvest II Windfarm, LLC and Blissfield Wind Energy, LLC has rights over the real property described therein.

“NERC” means the North American Electric Reliability Corporation or any successor thereto. For the avoidance of doubt, NERC is a Governmental Entity.

“Net Working Capital” means Current Assets minus Current Liabilities.

“Occupancy Agreements” means the leases, subleases, easements, subeasements, use and occupancy or other similar arrangements, together with shared facilities agreements, payment agreements, nondisturbance agreements and subordination agreements, pursuant to which an Acquired Company is a party as a lessee, sublessee or holder of beneficial interest of any easement, subeasement, use and occupancy or other similar arrangements, or party to any ancillary agreement related thereto.

“Order” means any injunction, judgment, order, ruling, assessment, writ or decree of any Governmental Entity.

“Oregon Project Entities” means Oregon Trail Windfarm, LLC, Pacific Canyon Windfarm, LLC, Sand Ranch Windfarm, LLC, Ward Butte Windfarm, LLC, Four Corners Windfarm, LLC, Four Mile Canyon Windfarm, LLC, Big Top, LLC, Butter Creek Power, LLC, Wagon Trail, LLC, and Threemile Canyon Wind I, LLC.

“Partially-Owned Group” means the Persons listed on Section 1.1(e) of the Seller Disclosure Schedule.

“Permitted Encumbrances” means (i) Encumbrances to secure any Seller Intercompany Debt or any Target Company Intercompany Debt of Acquired Companies in the Wholly-Owned Group that, subject to the occurrence of the transactions contemplated hereby to occur on the Closing Date, will be released at or prior to the Closing; (ii) Encumbrances to secure any Third-Party Debt entered into in accordance with Section 6.3 or Target Company Intercompany Debt of Acquired Companies in the Partially-Owned Group; (iii) carriers, warehouseman, mechanics, materialmen and similar Encumbrances which have arisen in the ordinary course of business consistent with past practice and securing obligations that (A) are not yet due or delinquent or (B)

are being contested in good faith and for which reserves have been established on the Financial Statements of the Target Company; (iv) such non-monetary Encumbrances or other imperfections of title, if any, which individually or in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of the asset or property as currently utilized; (v) without limiting in any manner any representation or warranty in Section 4.7 or Section 4.12, Encumbrances imposed or promulgated by Laws with respect to real property and improvements, including zoning, building, subdivision, land use or environmental regulations or other similar requirements or restrictions, other than any monetary Encumbrances unless such monetary Encumbrances (A) are not yet due or delinquent or (B) are being contested in good faith and for which reserves have been established on the Financial Statements of the Target Company; (vi) non-monetary Encumbrances disclosed on the title insurance policies or surveys listed in Section 1.1(f) of the Seller Disclosure Schedule; (vii) Encumbrances for Taxes that (A) are not yet due or delinquent or (B) are being contested in good faith and for which reserves have been established on the Financial Statements of the Target Company; (viii) equipment leases with third parties entered into in the ordinary course of business consistent with past practice and reflected in the Financial Statements of the Target Company; (ix) matters that are the obligations of any Acquired Company under any Occupancy Agreement; (x) restrictions contained in the Material Contracts on the sale, assignment, conveyance or other transfer of any of the Transferred Interests or the membership interests (or other equity interests) in the Acquired Companies; (xi) Encumbrances set forth in Section 1.1(g) of the Seller Disclosure Schedule; and (xii) all matters that a title insurer has insured over or omitted in the title insurance policies listed in Section 1.1(f) of the Seller Disclosure Schedule; provided, that with respect to clauses (v), (vi) (other than matters described in clause (xii) above), (ix), or (xi), excepting any matters which, individually or in the aggregate, are reasonably likely to impair, in any material respect, the continued use of the asset or property as currently utilized by any Acquired Company.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a trust, or any other entity or organization, including a Governmental Entity.

“Production Taxes” means any and all (i) state and local taxes determined solely by reference to the amount of electricity produced and without regard to the amount of income or gross receipts derived therefrom; (ii) property taxes or payments in lieu of property taxes, in either case, the amount of which are directly or indirectly determined in whole or in part by the amount of electricity produced by such property; (iii) property taxes; or (iv) taxes, fees, charges or other payments pursuant to (A) a Limitations on Appraised Valuation Agreement under Chapter 313 of the Texas Tax Code or (B) the Oregon Strategic Investment Program established in ORS 285C.600 to 285C.620 and 307.123.

“Prudent Industry Practices” means any of the generally accepted and sound practices, methods and acts engaged in or approved by a significant portion of the wind electric generating industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in the light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Industry Practices are not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather are intended to include acceptable practices, methods, or acts generally accepted in the region.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, dumping, or disposing.

“Representatives” means the directors, officers, members, employees, partners, Affiliates, owners, investors, agents, advisors, counsel, consultants, and representatives of Seller or Buyer or their respective Affiliates, as applicable.

“Seller Confidential Information” means all information of or related to Seller or its Affiliates not related to the Business, including all reports, analyses, notes or other information which contain any such information. Seller Confidential Information shall not include information that (i) is or becomes available to the public other than as a result of a disclosure by Buyer, any Affiliate of Buyer or any of their Representatives in violation of this Agreement; (ii) becomes available to Buyer or any of its Representatives from a source other than Seller or its Representatives, provided that, to Buyer’s Knowledge, the source of such information was not bound by a confidentiality agreement with Seller with respect to such information; or (iii) was or is developed or derived without the aid, application or use of the Seller Confidential Information.

“Seller Disclosure Schedule” means the Schedules delivered by Seller to Buyer on the date hereof.

“Seller Fundamental Representations” means the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.5(b), 3.6, 4.1, 4.2, 4.5, 4.8 and 4.21.

“Seller Intercompany Debt” means Indebtedness (other than as it relates to letters of credit or reimbursement obligations for letters of credit) between any Acquired Company and Seller or any of its Affiliates (other than the Acquired Companies).

“Suzlon” means Suzlon Wind Energy Corporation and any successor thereto.

“Target Company Intercompany Debt” means Indebtedness between any Acquired Company and the Target Company or another Acquired Company.

“Target Net Working Capital” means $8,000,000.

“Tax” or “Taxes” means any and all taxes, including any interest, penalties or other additions to tax, that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales taxes, harmonized sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, goods and services taxes, franchise taxes, gross receipts taxes, gross margin taxes, mortgage recording taxes, occupation taxes, real or personal property taxes, land transfer taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, premium taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing. Tax or Taxes also includes abandoned and unclaimed property taxes and escheat taxes and any interest and penalty thereon imposed, assessed or collected by or under the authority of any Governmental Entity.

“Tax Credits” means (i) renewable electricity production credits (as defined in Section 45 of the Code (or any successor to such Section)) that a Person generally is allowed to claim pursuant to Section 38 of the Code (or any successor to such Section) or (ii) any equivalent state Tax credits arising as a result of selling electricity produced by such Person from qualified energy resources at a qualified facility.

“Tax Return” means any and all returns, reports, information returns, forms, declarations, elections, statements, certificates, bills, schedules, claims for refund or other written information of or with respect to any Tax which is supplied to, or required to be filed with or submitted to, any Governmental Entity, including any and all attachments, amendments and supplements thereto.

“Texas Project Entities” means JD Wind 1, LLC; JD Wind 2, LLC; JD Wind 3, LLC; JD Wind 4, LLC; JD Wind 5, LLC; JD Wind 6, LLC; JD Wind 7, LLC; JD Wind 8, LLC; JD Wind 9, LLC; JD Wind 10, LLC, JD Wind 11, LLC, and High Plains Wind Power, LLC.

“Texas PURPA Action” means Civil Action No. A-09-CA-917-SS, JD Wind 1, LLC, et al. v. Smitherman, et al., in the U.S. District Court for the Western District of Texas, Austin Division.

“Texas PURPA Litigation” means the Texas PURPA Action and any related administrative or judicial proceedings for the establishment of legally enforceable obligations for the purchase of electric energy or capacity within the meaning of 18 C.F.R. § 292.304(d)(2) by Southwestern Public Service Company from the Texas Project Entities, which obligations include or relate without limitation to deliveries of electric energy or capacity by the Texas Project Entities occurring prior to the Closing Date.

“Third-Party Debt” means Indebtedness of any Acquired Company owed to any Person other than Seller or its Affiliates (including the Acquired Companies).

“Transferred Employees” means any Designated Employee who accepts an Employment Offer.

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, goods and services, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, land transfer, stamp, deed, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“Treasury Regulations” means the regulations promulgated under the Code.

“Wholly-Owned Group” means the Persons listed on Section 1.1(h) of the Seller Disclosure Schedule.

ARTICLE II

PURCHASE AND SALE OF INTERESTS

Section 2.1 Purchase and Sale of Transferred Interests.

(a) Buyer and Seller hereby agree that upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, assign, convey, transfer and deliver to Buyer, all of the Transferred Interests free and clear of any and all Encumbrances.

(b) In consideration for the sale, assignment, conveyance, transfer and delivery of all of the Transferred Interests to Buyer, Buyer shall pay to Seller an aggregate amount equal to $860,000,000 (the “Base Purchase Price”), which shall be subject to adjustment in accordance with Section 2.4 and Section 2.5, plus the amounts, if any, to be paid by Buyer to Seller pursuant to Section 2.6. The Base Purchase Price, as adjusted pursuant to Section 2.4, shall be referred to as the “Closing Base Purchase Price,” the Closing Base Purchase Price, as adjusted pursuant to Section 2.5, shall be referred to as the “Final Base Purchase Price,” and the Final Base Purchase Price, as adjusted pursuant to Section 2.6, shall be referred to as the “Total Purchase Price.” A sample calculation of the Closing Base Purchase Price is attached hereto as Attachment 1 to Exhibit 1.

Section 2.2 Payment of Purchase Price. At the Closing, Buyer shall pay to Seller and/or one or more of its Affiliates as may be designated in writing by Seller, by wire transfer in immediately available funds to the account or accounts and in the proportions specified by Seller at least three (3) Business Days prior to Closing, the Closing Base Purchase Price. In furtherance of the foregoing, Seller may direct that a portion of the Closing Base Purchase Price be paid to one or more of its Affiliates in satisfaction of all or a part of the Seller Intercompany Debt.

Section 2.3 Closing.

(a) The closing of the transactions contemplated by Section 2.1 hereof (the “Closing”) shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at Four Times Square, New York, New York, at 10:00 a.m., New York City time, on the third Business Day after the conditions to Closing set forth in Article VII (other than those conditions which are to be satisfied only on the Closing

Date, but subject to the satisfaction or waiver at the Closing of such conditions) have been satisfied and/or waived, or at such other time and date as the parties mutually agree in writing (the “Closing Date”); provided that if the Closing Date were otherwise to occur on the last five (5) days of a month, the Closing Date shall occur on the last Business Day of the month if either party so elects and notifies the other. The Closing and all related actions shall be deemed to have occurred simultaneously and as of 11:59 p.m. New York City time on the Closing Date.

(b) Deliveries by Seller. At the Closing, Seller shall deliver to Buyer:

(i) an assignment agreement transferring all of the Transferred Interests to Buyer, substantially in the form attached hereto as Exhibit 2 (the “Assignment Agreement”), duly executed by Seller;

(ii) the certificate relating to Seller referred to in Section 7.2(a)(iii) hereof;

(iii) written resignations of each director, manager and officer of the Acquired Companies other than any such director, manager or officer who was appointed or elected solely by a Person other than Seller or any of its Affiliates, effective as of the Closing;

(iv) a payoff and lien release letter from Seller or its Affiliates with respect to the payment or forgiveness of the Seller Intercompany Debt;

(v) a certificate of non-foreign status of Seller meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(vi) a transition services agreement, as described in Section 6.9 and substantially in the form attached hereto as Exhibit 3 (the “Transition Services Agreement”), duly executed by Seller;

(vii) an assignment and assumption agreement, in such form and substance reasonably acceptable to Buyer, pursuant to which Seller and its Affiliates (other than the Acquired Companies) assign to Target Company or one or more of the other Acquired Companies, subject to Section 2.7, any and all rights that Seller or such Affiliates may have in any operating wind projects or Development Projects; and

(viii) all other documents required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement or otherwise required from Seller in connection herewith.

(c) Deliveries by Buyer. At the Closing, Buyer shall deliver:

(i) to Seller and/or any of its Affiliates designated by it the Closing Base Purchase Price, pursuant to Section 2.2;

(ii) to Seller the Assignment Agreement, duly executed by Buyer;

(iii) to Seller the certificate referred to in Section 7.3(a)(iii) hereof;

(iv) the Transition Services Agreement, duly executed by Buyer; and

(v) to the applicable Person all other documents required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement or otherwise required from Buyer in connection herewith.

Section 2.4 Pre-Closing Purchase Price Adjustment.

(a) At least five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth the Aggregate Interim Capital Expenditures For Development Projects (the “Capital Expenditure Statement”), together with a certificate of a senior officer of Seller certifying the accuracy of the Capital Expenditure Statement. The Base Purchase Price shall be increased dollar for dollar by the Aggregate Interim Capital Expenditures For Development Projects. All adjustments made pursuant to this Section 2.4 shall, to the maximum extent permitted by applicable Law, be treated by all parties hereto (and all of their Affiliates) for all Tax purposes as adjustments to the Total Purchase Price.

(b) At least five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer an estimate (the “Estimated Net Working Capital Statement”) of the Target Company’s Net Working Capital as of the close of business on the date immediately preceding the Closing Date (the “Estimated Closing Net Working Capital”), together with a reasonably detailed explanation of the calculation thereof and a certificate of a senior officer of Seller stating that the Estimated Net Working Capital Statement reflects the Target Company’s good faith estimates of Net Working Capital as of the close of business on the date immediately preceding the expected Closing Date and was prepared in a manner consistent with the principles set forth in the definitions of Current Assets and Current Liabilities. At the Closing:

(i) if the Estimated Closing Net Working Capital is less than the Target Net Working Capital, the Closing Base Purchase Price shall be reduced by an amount equal to such deficiency; and

(ii) if the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, the Closing Base Purchase Price shall be increased by an amount equal to such excess.

(iii) For the avoidance of doubt, any failure by Buyer to object to the determination of the Estimated Closing Net Working Capital shall not in any way limit Buyer’s rights under Section 2.5, including with respect to items on the Estimated Net Working Capital Statement.

Section 2.5 Post-Closing Purchase Price Adjustment.

(a) As promptly as practicable, but in no event later than ninety (90) days after the Closing Date, Buyer shall in good faith prepare and deliver to Seller (i) a balance sheet of the Target Company as of the close of business on the date immediately preceding the Closing Date (the “Closing Balance Sheet”), (ii) a statement (the “Closing Net Working Capital Statement”) setting forth Buyer’s calculation of the Net Working Capital as of the close of business on the date immediately preceding the Closing Date, based on such Closing Balance Sheet and the principles set forth in the definitions of Current Assets and Current Liabilities (the “Closing Net Working Capital”) along with a reasonably detailed explanation of the calculation thereof, and (iii) a certificate of a senior officer of Buyer stating that the Closing Balance Sheet and the Closing Net Working Capital Statement have been prepared in a manner consistent with the principles set forth in the definitions of Current Assets and Current Liabilities.

(b) Buyer shall permit Seller and its Representatives to have reasonable access during normal business hours to review the books, records and other documents (including work papers) of the Acquired Companies pertaining to or used in connection with preparation of the Closing Balance Sheet and Buyer’s calculation of the Closing Net Working Capital and provide Seller with copies thereof (other than work papers) (as reasonably requested by Seller). If Seller disagrees with Buyer’s calculation of the Closing Net Working Capital as set forth on the Closing Balance Sheet, Seller shall, within forty-five (45) days after Seller’s receipt of the Closing Balance Sheet, notify Buyer in writing of such disagreement by setting forth Seller’s calculation of the Closing Net Working Capital and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If no Objection Notice is delivered on or prior to the forty-fifth (45th) day after Seller’s receipt of the Closing Balance Sheet, Buyer’s calculation of the Closing Net Working Capital shall be deemed to be binding on the parties hereto. If an Objection Notice is timely delivered to Buyer, then Buyer and Seller shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Net Working Capital. In the event that Buyer and Seller are unable to resolve all such disagreements within thirty (30) days after Buyer’s receipt of such Objection Notice, Buyer and Seller shall submit such remaining disagreements to Ernst & Young LLP or if Ernst & Young LLP refuses to be retained for this purpose, another independent, nationally recognized accounting firm, other than Deloitte LLP and PricewaterhouseCoopers, mutually acceptable to Buyer and Seller (Ernst & Young LLP or such mutually acceptable accounting firm, the “Auditor”) for resolution. If Ernst & Young LLP refuses to be retained for this purpose and the parties hereto cannot agree on the selection of an independent, nationally recognized accounting firm to act as the Auditor, either party may request the American Arbitration Association sitting in Chicago, Illinois to appoint a partner at any such accounting firm to act as the Auditor, and such appointment will be conclusive and binding on the parties.

(c) Buyer and Seller shall use their respective reasonable efforts to cause the Auditor to resolve all remaining disagreements with respect to the computation of the Closing Net Working Capital as soon as practicable, but in any event shall direct the Auditor to render a determination within forty-five (45) days after its retention. The Auditor shall consider only those items and amounts in Buyer’s and Seller’s respective calculations of the Closing Net Working Capital that are identified as being items and amounts to which Buyer and Seller have been unable to agree on. In resolving any disputed item, the Auditor shall act as an expert and not as an arbitrator, and the Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Auditor’s determination of the Closing Net Working Capital shall be based solely on written materials submitted by Buyer and Seller (and not on independent review) and on the definition of “Net Working Capital” included herein. The determination of the Auditor shall be conclusive and binding upon the parties hereto.

(d) The fees, costs and expenses of the Auditor in determining the Closing Net Working Capital shall be borne by the party which, in the conclusive judgment of the Auditor, is not the prevailing party, or if the Auditor determines that neither Buyer nor Seller could be fairly found to be the prevailing party, then such fees, costs and expenses shall be borne by Buyer and Seller ratably according to the percentage of the amount in dispute awarded to such party.

(e) Within five (5) Business Days after the Closing Net Working Capital is finally determined pursuant to this Section 2.5:

(i) if the Closing Net Working Capital is less than the Estimated Closing Net Working Capital, Seller shall pay to Buyer an amount equal to such deficiency; or

(ii) if the Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, Buyer shall pay to Seller an amount equal to such excess.

(f) Any payments made pursuant to Section 2.5(e) shall be made by wire transfer of immediately available funds to the account designated by Buyer or Seller, as applicable. All payments made pursuant to Section 2.5(e) shall be treated by all parties hereto (and all of their Affiliates) for all Tax purposes as adjustments to the Total Purchase Price to the maximum extent permitted by applicable Law.

(g) Notwithstanding anything in Section 2.4 or Section 2.5 to the contrary, any and all adjustments to the Base Purchase Price and/or the Closing Base Purchase Price made pursuant to Section 2.4 or Section 2.5, as applicable, will be made so as to avoid duplication of any items, and will not include items, to the extent otherwise contemplated, in connection with any other adjustments to the Base Purchase Price and/or the Closing Base Purchase Price made pursuant to this Agreement.

Section 2.6 Michigan Wind Projects Earn Out.

(a) At such time as (i) the Michigan Wind 2 Project achieves Completion of Development and Commencement of Construction, Buyer shall deliver to Seller an amount equal to $16,000,000, (ii) the Harvest II Windfarm Project achieves Completion of Development and Commencement of Construction, Buyer shall deliver to Seller an amount equal to $10,000,000 and (iii) the Blissfield Wind Project achieves Completion of Development and Commencement of Construction, Buyer shall deliver to Seller an amount equal to $14,000,000. Once a particular Michigan Wind Project has achieved Completion of Development and Commencement of Construction, Buyer shall promptly deliver written notice thereof to Seller. Notwithstanding the foregoing, with respect to any Michigan Wind Project that has not achieved Completion of Development and Commencement of Construction, if on or prior to the applicable Commercial Operation Milestone Date (as defined in the applicable Michigan PPA) Buyer or its applicable Affiliate sells, directly or indirectly, such Michigan Wind Project, then (y) for purposes of this Section 2.6, such sale shall be deemed to constitute the Completion of Development and Commencement of Construction of such Michigan Wind Project and (z) the applicable amount set forth in this Section 2.6(a) shall be due and payable by Buyer to Seller in accordance with this Section 2.6.

(b) From and after the Closing, Buyer shall continue the development of the three separate Michigan Wind Projects using all commercially reasonable efforts and Prudent Industry Practices to, among other things, proceed with land acquisition, permitting, turbine purchase and construction agreements and interconnection arrangements, all intending to complete development and commence construction such that the Michigan Wind Projects would commence construction by the applicable Construction Start Milestone Date (as defined in the applicable Michigan PPA) and achieve commercial operation by the applicable Commercial Operation Milestone Date (as defined in the applicable Michigan PPA). Subject to the preceding sentence, the details and manner of such development efforts and the schedule therefor shall be within the sole discretion of Buyer. Buyer shall keep Seller informed on a reasonable, periodic basis, but no less frequently than quarterly, regarding the development of each Michigan Wind Project. In the event Buyer reasonably determines that continuing to proceed with any one or more of the Michigan Wind Projects would not be commercially reasonable and thereafter determines to permanently cease development of and abandon such Michigan Wind
Project(s), Buyer shall so inform Seller, including the reason therefor and thereafter Buyer shall have no further obligation to Seller in connection with such development; provided that if within three (3) years thereafter the Completion of Development and Commencement of Construction of a particular Michigan Wind Project (including, for the avoidance of doubt, the direct or indirect sale of such Michigan Wind Project prior to the Commercial Operation Milestone Date (as defined in the applicable Michigan PPA) to a Person engaged in the Business) occurs, then Buyer shall have the payment obligations set forth in this Section 2.6 with respect to such Michigan Wind Project.

(c) In the event that, prior to Buyer’s delivery of the notice required by Section 2.6(a) with respect to a particular Michigan Wind Project, Seller reasonably believes in good faith that such Michigan Wind Project has achieved Completion of Development and Commencement of Construction, Seller shall promptly notify Buyer in writing. If Buyer disputes Seller’s reasonable, good faith belief as to whether such Michigan Wind Project has achieved Completion of Development and Commencement of Construction, Buyer shall notify Seller in writing of such dispute within twenty (20) days after Buyer’s receipt of such notice from Seller. If Buyer fails to deliver such notice of dispute within such time period, or otherwise accepts Seller’s reasonable, good faith belief, then such Michigan Wind Project shall be deemed to have achieved Completion of Development and Commencement of Construction. If Buyer does deliver such notice of dispute within such time period, then Buyer and Seller shall, in good faith, attempt to resolve such dispute. If the parties are unable to so resolve such dispute within thirty (30) days, such dispute will be submitted to the Independent Engineer for resolution. The parties shall use their respective reasonable efforts to cause the Independent Engineer to resolve such dispute as soon as practicable, but in any event shall direct the Independent Engineer to render a determination within forty-five (45) days after its retention. The determination of the Independent Engineer shall be conclusive and binding upon the parties. The fees, costs and expenses of the Independent Engineer in resolving such dispute shall be borne by the party which, in the conclusive judgment of the Independent Engineer, is not the prevailing party.

(d) Any amount payable pursuant to this Section 2.6 in respect of a particular Michigan Wind Project shall be paid by Buyer to Seller and/or one or more of its Affiliates as may be designated in writing by Seller, by wire transfer in immediately available funds to the account or accounts and in the proportions specified by Seller to Buyer in writing after the date on which Seller receives the notice from Buyer described in Section 2.6(a) or the date such Michigan Wind Project is determined, in accordance with Section 2.6(c), to have achieved Completion of Development and Commencement of Construction, as the case may be (the “Determination Date”), and Buyer shall make such payment (i) if the Determination Date occurs prior to the Closing Date, on the Closing Date (provided that Buyer has received the applicable wire transfer instructions from Seller in advance of the Closing Date) or (ii) if the Determination Date occurs on or after the Closing Date, within five (5) Business Days after the later of Buyer’s receipt of the applicable wire transfer instructions from Seller or the Determination Date.

(e) Any amount paid by Buyer to Seller pursuant to this Section 2.6 with respect to any of the Michigan Wind Projects shall, to the maximum extent permitted by applicable Law, be treated for all Tax purposes as an amount paid by Buyer to Seller for such Michigan Wind Project, or for an interest in the Acquired Company that owns such Michigan Wind Project, as applicable. Within forty-five (45) days after Seller’s receipt of any payment made by Buyer pursuant to this Section 2.6, Seller shall provide Buyer with an accounting of the payment, for Tax purposes, setting forth the amount of the payment that constitutes interest and the amount of the payment that constitutes principal, computed in accordance with the principles of Section 483 of the Code and the Treasury Regulations promulgated thereunder. To the extent permitted by Law, Buyer and Seller shall (i) timely file with each relevant Governmental Entity all forms and Tax Returns required to be filed in connection with such accounting, (ii) be bound by such accounting for purposes of determining Taxes, (iii) prepare and file, and cause its respective Affiliates to prepare and file, its Tax Returns on a basis consistent with such accounting, and (iv) not take any position, or cause its respective Affiliates to take any position, inconsistent with such accounting on any Tax Return, in any audit or proceeding before any Governmental Entity or in any report made for Tax purposes; provided, however, that, notwithstanding anything in this Section 2.6(e) to the contrary, the parties shall be permitted to take a position inconsistent with that set forth in the accounting if required to do so by a final and non-appealable decision, judgment, decree or other order by any court of competent jurisdiction.

Section 2.7 Seller Contracts. Nothing in this Agreement (including Section 2.3(b)(vii)) shall constitute an agreement to assign, convey or transfer to the Target Company or one or more of the other Acquired Companies, as the case may be, any Contract of Seller or its Affiliates (other than the Acquired Companies) related to the Business (the “Seller Contracts”), as to which consent or approval is required from any third party but which has not been obtained as of the Closing Date unless and until such consent or approval is no longer required or has been obtained. Seller shall, and shall cause its applicable Affiliates to, use commercially reasonable efforts to secure any such required consent or approval; provided, however, that Seller shall not be required to make any payment in excess of de minimis amounts to obtain any such consent. Notwithstanding the foregoing, if a required consent or approval to the assignment of a Seller Contract is not obtained prior to Closing, then (a) to the extent not addressed in clause (b) below, Seller and Buyer shall enter into a commercially reasonable arrangement at Closing designed to provide the Target Company or one or more of the other Acquired Companies, as the case may be, with all of the benefits of such Seller Contract to the extent not assigned or assumed, and (b) Seller shall, and shall cause its applicable Affiliates to, pursue on behalf of the Target Company or one or more of the other Acquired Companies, as the case may be, any and all claims or rights of Seller or any such Affiliate of Seller under such Seller Contracts and shall use, and cause its applicable Affiliates to use, commercially reasonable efforts to obtain the benefits thereof for the Target Company or one or more of the other Acquired Companies, as the case may be; provided, however, that following the Closing, Seller shall, and shall cause its applicable Affiliates to, continue to use commercially reasonable efforts as described herein to secure any outstanding consents or approvals until such time as Buyer and Seller mutually agree in writing for Seller to abandon such efforts. Notwithstanding anything else set forth in this Section 2.7, neither Buyer nor Seller shall be required to take any action that may, in the reasonable judgment of either Buyer or Seller, (i) result in a violation of any obligation which Seller has to the counterparty to the applicable Seller Contract, provided that Seller shall use commercially reasonable efforts to cause such obligation to be waived or terminated with respect to the transactions provided for in this Agreement, or (ii) otherwise violate applicable Law. For the avoidance of doubt, as between Seller and Buyer, all Seller Contracts shall be deemed, to the maximum extent permitted by Law, to have been sold by Seller and assumed by Buyer at the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 3.1 Due Organization and Good Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has previously made available to Buyer complete and correct copies of the certificate of incorporation and by-laws of Seller, as amended to the date hereof, and such certificate of incorporation and by-laws, as so made available to Buyer, are in full force and effect, and Seller is not in violation of its certificate of incorporation or by-laws, except in each case as would not, or would not be reasonably expected to, individually or in the aggregate, impair in any material respect Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 3.2 Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate or other action on the part of Seller and no other corporate or other proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes (assuming the due execution and delivery by Buyer) a valid and legally binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity).

Section 3.3 Approvals. No filing or registration with, notification to, or authorization, consent, approval or waiver of any Governmental Entity is required or otherwise necessary for the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except (a) as set forth in Section 3.3 of the Seller Disclosure Schedule, (b) filings under the HSR Act, (c) filings that become applicable as a result of matters specifically related to Buyer or its Affiliates or (d) filings with and approvals from FERC (such Governmental Entity filings, registrations, notifications, authorizations, consents or approvals set forth in clauses (a) through (d) above being hereinafter referred to collectively as the “Seller Required Approvals”) or (e) such other Governmental Entity filings, registrations, notifications, authorizations, consents or approvals the failure of which to be obtained or made would not, or would not be reasonably expected to, individually or in the aggregate, (i) be material to (A) the Acquired Companies taken as a whole, (B) the operation of any material portion of the Business or (C) the operation of the Business taken as a whole or (ii) impair in any material respect Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 3.4 Ownership of the Transferred Interests. Seller is the sole beneficial and record owner of, and has good and valid title to, all of the Transferred Interests, free and clear of all Encumbrances. Upon delivery of the Transferred Interests at the Closing as provided in Section 2.1, Buyer will acquire good and valid title to the Transferred Interests, free and clear of all Encumbrances. Except for the Transferred Interests, there are no other issued and outstanding membership interests (or other equity interests or securities) of the Target Company, and the sale and delivery of the Transferred Interests as contemplated by this Agreement are not subject to any preemptive rights, rights of first refusal or other similar rights or restrictions.

Section 3.5 No Conflict or Violation. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not, assuming all Seller Required Approvals and the consents described in Section 3.5 of the Seller Disclosure Schedule have been obtained, (a) violate any applicable Law or Order applicable to Seller or any Acquired Company, (b) conflict with, result in or give rise to any breach or violation of, a termination (or a right of termination) or a default (with or without notice or lapse of time or both) under (any such conflict, violation, termination or default, a “Violation”) the Charter Documents of Seller, (c) constitute or result in a Violation or amendment, cancellation, suspension or acceleration under, or resulting in a loss of any benefit or requiring any notification to any counterparty under, any Material Contract to which Seller or any Acquired Company is a party or by which any of them or any of their respective properties or assets may be bound or affected, or (d) result in the creation of any Encumbrance (other than any immaterial Encumbrances) upon the properties or assets of any of the Acquired Companies, except in the case of clauses (a) and (c), as would not, or would not be reasonably expected to, individually or in the aggregate, (i) be material to (A) the Acquired Companies taken as a whole, (B) the operation of any material portion of the Business or (C) the operation of the Business taken as a whole, (ii) impair in any material respect the ability of Seller to perform its obligations hereunder or (iii) prevent or materially delay consummation of the transactions contemplated hereby.

Section 3.6 Brokers’ Fees. Neither Seller nor any of its Affiliates or its or their directors (or Persons in similar positions), officers, employees or agents has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which Buyer or, in the event the Closing occurs, any of the Acquired Companies would have any liability or otherwise be liable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

REGARDING THE ACQUIRED COMPANIES

Seller hereby represents and warrants to Buyer as follows:

Section 4.1 Due Organization and Good Standing. The Acquired Companies are each duly organized, validly existing and, to the extent such concept is recognized, in good standing under the laws of the state of their organization, as set forth opposite such Acquired Company’s name on Section 4.1 of the Seller Disclosure Schedule. Each Acquired Company has all requisite corporate or similar power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is being conducted as of the date hereof, and is duly licensed or qualified to do business and, if applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, or would not be reasonably expected to, individually or in the aggregate, be material to (a) the Acquired Companies taken as a whole, (b) the operation of any material portion of the Business or (c) the operation of the Business taken as a whole, or prevent or materially delay consummation of the transactions contemplated by this Agreement.

Section 4.2 Capital Structure.

(a) Section 4.2(a)(i) of the Seller Disclosure Schedule sets forth the authorized and outstanding membership interests (or other equity interests or securities) of each of the Acquired Companies and the beneficial and record owners of such outstanding membership interests (or other equity interests or securities). The Target Company or one or more of the other Acquired Companies is the sole beneficial and record owner of, and has good and valid title to, all of the issued and outstanding membership interests (or other ownership interests) of the Acquired Companies other than such membership interests (or other ownership interests) of the Partially-Owned Group that are owned by a Person other than the Target Company or one or more of the Acquired Companies. Other than the membership interests (or other equity interests or securities) shown in Section 4.2(a)(i) of the Seller Disclosure Schedule as owned by the Target Company, the Target Company does not own, directly or indirectly, any capital stock, membership interests, partnership interests or other equity or ownership interests in any Person. All of the issued and outstanding membership interests (or other equity interests or securities) of the Acquired Companies that are owned directly or indirectly by Seller or any of its Affiliates are duly authorized, have been validly issued, are fully paid and nonassessable (to the extent applicable), and are free and clear of any and all Encumbrances (other than those Encumbrances set forth in Section 4.2(a)(ii) of the Seller Disclosure Schedule and the Encumbrances described in clauses (i) and (ii) of the definition of “Permitted Encumbrances”).

(b) Except as set forth in Section 4.2(b) of the Seller Disclosure Schedule, there are no agreements, options, warrants, purchase rights, convertible or exchangeable securities, rights of first refusal, preemptive rights, subscriptions or any other rights or arrangements existing or outstanding with respect to the membership interests (or other equity interests or securities) of the Acquired Companies under any provision of applicable Law, the Charter Documents of Seller or any of the Acquired Companies, or any Contract (other than this Agreement) to which Seller or any of the Acquired Companies is a party or otherwise bound. There are no issued or outstanding bonds, debentures, notes, obligations or other Indebtedness of any of the Acquired Companies the holders of which have the right to vote on any matters upon which the member or owners of any such Acquired Company may vote.

(c) Except as set forth in Section 4.2(c) of the Seller Disclosure Schedule, there are no, and neither Seller nor any of the Acquired Companies is party to, bound by or subject to any, stockholder agreements, voting trusts, proxies or other agreements or understandings relating to the holding, voting, sale, purchase, redemption or other acquisition of the membership interests (or other equity interests or securities) of the Acquired Companies; or agreements, commitments, arrangements, understandings or other obligations to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on any securities of the Acquired Companies.

(d) There are no wind energy or biomass projects under active development by (i) the Target Company, (ii) any of the Development Companies or (iii) Seller or any of its other Affiliates as of the date of this Agreement, other than those described in Section 1.1(c) of the Seller Disclosure Schedule and those activities described in the last sentence of Section 6.2(d).

Section 4.3 Financial Statements; No Undisclosed Liabilities.

(a) Set forth in Section 4.3(a) of the Seller Disclosure Schedule are true and complete copies of the audited consolidated balance sheet and statements of income and cash flows for the fiscal year ended October 31, 2009 (the “2009 Financial Statements”) and the unaudited consolidated balance sheets and statements of income and cash flows for the nine (9) months ended July 31, 2010 (the “2010 Financial Statements,” and together with the 2009 Financial Statements, the “Financial Statements”) of the Target Company. Except as otherwise indicated in the Financial Statements, and subject to the absence of footnote disclosure and normal year-end adjustments in the 2010 Financial Statements, the Financial Statements were prepared in accordance with GAAP, applied on a consistent basis, and consistent with past practice as at the date and for and during the periods involved, and fairly present, in all material respects, the financial condition of the Target Company as of October 31, 2009 and July 31, 2010, as applicable, and the results of its operations and cash flows for the periods then ended. The Financial Statements have been prepared from the Books and Records of the Target Company. Except for the Seller Intercompany Debt, there are no assets, properties or liabilities of any Acquired Company recorded on any financial statements of Seller or any of its Affiliates (other than the Target Company) that are not reflected on the Financial Statements.

(b) Except (i) as and to the extent set forth in the Financial Statements, (ii) for liabilities permitted by or incurred pursuant to this Agreement, and (iii) for liabilities incurred in the ordinary course of business consistent with past practice since July 31, 2010, none of the Acquired Companies has directly or indirectly, since July 31, 2010, incurred any liabilities that would be required by GAAP (consistently applied in accordance with past practice) to be reflected on a balance sheet of the Target Company, which, individually or in the aggregate, are material and are not of the same character and nature as the liabilities set forth in the balance sheet included in the 2010 Financial Statements.

Section 4.4 Legal Proceedings. Except as set forth in Section 4.4 of the Seller Disclosure Schedule:

(a) As of the date hereof, there are no Actions pending, or, to Seller’s Knowledge, threatened against Seller or any of the Acquired Companies (or any of their respective officers or directors in connection with the Business), which, if adversely determined, would, or would be reasonably expected to, individually or in the aggregate, be material to (i) the Acquired Companies taken as a whole, (ii) the operation of any material portion of the Business or (iii) the operation of the Business taken as a whole, or impair in any material respect the ability of Seller to perform its obligations hereunder.

(b) As of the date hereof, there are no such Actions pending or, to Seller’s Knowledge, threatened challenging the validity or propriety of, or seeking to prevent, enjoin or materially delay consummation of, the transactions contemplated hereby.

(c) Neither Seller nor any of the Acquired Companies is subject to any Order which would, or would be reasonably expected to, individually or in the aggregate, be material to (i) the Acquired Companies taken as a whole, (ii) the operation of any material portion of the Business or (iii) the operation of the Business taken as a whole, or impair in any material respect the ability of Seller to perform its obligations hereunder.

Section 4.5 Taxes. Except as set forth in Section 4.5 of the Seller Disclosure Schedule:

(a) Each Acquired Company comprising the Wholly-Owned Group is classified as and is treated as disregarded as an entity separate from its owner for U.S. federal and state income Tax purposes.

(b) Each Acquired Company comprising the Partially-Owned Group is classified as and is treated as a partnership for U.S. federal and state income Tax purposes, and Seller is and is treated as a partner in each Acquired Company comprising the Partially-Owned Group for U.S. federal and state income Tax purposes.

(c) Seller is the common parent of the “affiliated group” within the meaning of Section 1504 of the Code that includes the income, assets or operations of the Acquired Companies.

(d) All material Tax Returns required to be filed by any Acquired Company, or by Seller, with respect to the income, assets or operations of any Acquired Company, have been timely filed, and all such Tax Returns were true, correct and complete in all material respects.

(e) All material Taxes required to be paid by any Acquired Company, or by Seller, with respect to the income, assets or operations of any Acquired Company, have been timely paid.

(f) All material Taxes of the Acquired Companies not yet due and payable for a Tax period ending on or before the date of the 2010 Financial Statements have been adequately accrued and provided for in accordance with GAAP on the 2010 Financial Statements.

(g) Neither Seller nor any Acquired Company has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any material Tax of or with respect to the income, assets or operations of any Acquired Company.

(h) There are no audits, claims, disputes, investigations or assessments regarding material Taxes pending against any Acquired Company, or against Seller, with respect to the income, assets or operations of any Acquired Company, as of the date hereof.

(i) No written claim or other communication has been received by an Acquired Company, or by Seller with respect to an Acquired Company, from a Governmental Entity in any jurisdiction where such Acquired Company does not file Tax Returns stating that the Acquired Company is or may be subject to taxation by that jurisdiction.

(j) Each Acquired Company has withheld, timely paid and reported all material Taxes required to have been withheld, paid and reported by such Acquired Company in connection with amounts paid or owing to any employee, creditor, stockholder, member, licensor or independent contractor.

(k) There are no Encumbrances for Taxes with respect to the assets of any Acquired Company other than Encumbrances for Taxes (i) that are not yet due or delinquent, (ii) that are being contested in good faith, or (iii) for which reserves have been, or would be required to be, established on the financial statements of the Target Company in accordance with GAAP.

(l) None of the Acquired Companies is a party to or bound by any material Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement, that may obligate an Acquired Company to make a material payment related to Taxes to a third party, except for certain agreements or arrangements providing for the allocation or payment of: real property Taxes; Production Taxes; personal property Taxes; sales Taxes; use Taxes; value added Taxes; or other similar Taxes with respect to real or personal property leased by any Acquired Company.

(m) No Acquired Company will be required to include in a Tax period beginning after the Closing Date taxable income attributable to income that accrued in a prior Tax period but was not recognized in any prior Tax period as a result of (i) any closing agreement entered into prior to the Closing Date pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. income Tax Law), (ii) any “installment sale,” within the meaning of Section 453 of the Code (or any similar provision of state, local or non-U.S. income Tax Law), that occurred prior to the Closing Date, or (iii) any adjustments required pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. income Tax Law) as a result of any changes in accounting methods that occurred prior to the Closing Date.

(n) With respect to any wind-powered electricity generating facility owned by any Acquired Company (other than any such facility in respect of which ITC Grant Proceeds have been received), (i) no grants have been provided by the United States, a state or a political subdivision of a state for use in connection with such facility, (ii) no proceeds of an issue of state or local government obligations, the interest on which is exempt from U.S. federal income tax under Section 103 of the Code, have been used to provide financing for such facility, (iii) no “subsidized energy financing,” within the meaning of Section 45(b)(3)(A)(iii) of the Code, has been provided under a federal, state or local program in connection with such facility, and (iv) no credits, within the meaning of Section 45(b)(3)(A)(iv) of the Code, have been allowable with respect to such facility.

(o) Since July 31, 2010, except as consistent with past practice, the Acquired Companies have not, and Seller has not with respect to the income, assets or operations of the Acquired Companies, (i) made any changes in reporting for Taxes or Tax accounting methods, (ii) made or rescinded any material Tax election, (iii) filed any material amended Tax Return or claim for refund of material Taxes, (iv) settled or compromised any Tax liability or refund claims other than any such liability or claims that is de minimis, or (v) incurred any material liability for Taxes other than in the ordinary course of business.

(p) The wind-powered electricity generating facilities that are used in the Business of the Acquired Companies meet the requirements of producing electricity from a “qualified energy resource” within the meaning of Section 45 of the Code.

(q) Section 4.5 contains the sole and exclusive representations and warranties provided in Article III and this Article IV with respect to all matters relating to Taxes of or with respect to each Acquired Company and the income, assets and operations of each Acquired Company.

Section 4.6 Acquired Companies’ Contracts.

(a) Set forth in Section 4.6(a) of the Seller Disclosure Schedule is a list of the following Contracts to which any of the Acquired Companies is a party, benefits from or is bound by (other than the Contracts set forth in Sections 4.8(a), 4.11(b)(i), 4.11(c)(i) and 4.21 of the Seller Disclosure Schedule) which have not expired prior to the date hereof in accordance with their respective terms (together with the Suzlon Agreements, Occupancy Agreements and the Michigan Wind Property Agreements, the “Material Contracts”):

(i) each Contract (other than purchase orders and similar agreements entered into in the ordinary course of business consistent with past practice and other than those agreements identified in Section 4.6(a)(x) below) for the purchase of any materials, supplies or services that requires an annual expenditure by any Acquired Company of more than $150,000;

(ii) each Contract that is reasonably anticipated to provide for annual payments to any Acquired Company of more than $150,000;

(iii) each Contract that contains a non-competition, non-interference, non-solicitation or similar covenant or provision which restricts, in any material respect, the ability of any Acquired Company to conduct the Business;

(iv) Contracts entered into within the last three (3) years for the acquisition or disposition of the membership or other equity interests of a former or existing subsidiary of the Target Company or of all or substantially all of the assets of a former or existing subsidiary of the Target Company, other than Contracts under which no party to such Contract has any continuing material rights or obligations;

(v) each employment and consulting Contract providing for payments thereunder in excess of $150,000 per year;

(vi) any loan agreements, credit agreements, security agreements, promissory notes, mortgages, indentures and other Contracts which provide for or relate to (A) the incurrence of Indebtedness by an Acquired Company owed to any other Person (other than an Acquired Company), (B) the guarantee by or letters of credit posted by Seller or any of its Affiliates (other than any Acquired Company, unless an entity other than an Acquired Company is ultimately responsible therefor) with respect to Indebtedness or other obligations of any Acquired Company, (C) the extension of Indebtedness by any Acquired Company to any other Person (other than any Acquired Company) or (D) the guarantee by any Acquired Company of Indebtedness or other obligations of any Person (other than any Acquired Company);

(vii) physical or financial electricity hedge contracts, currency or interest rate hedge contracts, exchange-traded futures or options transactions, over-the-counter transactions or derivatives thereof, interest rate swap agreements or similar transactions;

(viii) the Charter Documents;

(ix) investment agreements or other Contracts for the purchase of membership interests (or other equity interest or securities) of the Acquired Companies or that grant any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of any Acquired Company to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of its assets or its business;

(x) (A) power purchase or sale agreements (including sales of capacity, energy and ancillary services), (B) renewable energy credit purchase and sale agreements, (C) interconnection agreements, (D) wind turbine purchase agreements (including master agreements and purchase orders related to such master agreements), (E) balance of plant agreements, (F) management agreements, (G) administrative services agreements, (H) warranty agreements, (I) operation, maintenance and service agreements, and (J) transmission agreements;

(xi) any Contract that provides for annual payments in excess of $150,000 to or from any of the Acquired Companies and which primarily relate to (A) the granting to any of the Acquired Companies of license rights in or to any material Intellectual Property owned by a third party, including software, or (B) the granting by any of the Acquired Companies of license rights to a third party in or to any material Intellectual Property, in each of clauses (A) and (B) above, excluding “click-wrap” or “shrink-wrap” agreements, agreements contained in or pertaining to “off-the-shelf” software, or the terms of use or service for any web site;

(xii) any Contract relating to any of the Acquired Companies’ ownership in, or the governance or funding of, any other Person or any liabilities (contingent or otherwise) any of the Acquired Companies has with respect thereto;

(xiii) any Contract with a Governmental Entity;

(xiv) any Contract that (A) limits or contains restrictions on the ability of any Acquired Company to declare or pay dividends on, to make any other distribution in respect of, or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, or to incur or suffer to exist any Encumbrances or (B) requires any Acquired Company to maintain financial ratios or levels of net worth or other indicia of financial condition;

(xv) any Contract containing a change of control provision, termination right or material fee, or any other material restriction or penalty, that would be triggered by a change in ownership or control of the Acquired Companies;

(xvi) any Contract that contains a “most favored nation” clause or requires any type of exclusive dealing or similar arrangement involving any Acquired Company for goods or services that are material to (A) the Acquired Companies taken as a whole, (B) the operation of any material portion of the Business or (C) the operation of the Business taken as a whole; and

(xvii) each other Contract to which any Acquired Company is a party or by which it or its properties are bound that has a term of more than one year and requires annual payments by any Acquired Company of more than $150,000.

(b) As of the date hereof, none of the Acquired Companies has received from the applicable counterparty any written or, to Seller’s Knowledge, oral notice of termination of, or intent to terminate, any Material Contract. Each Material Contract is valid and binding on the Acquired Company which is party thereto and, to Seller’s Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to general principles of equity, whether considered in a proceeding at Law or in equity). The applicable Acquired Companies have performed in all material respects all obligations required to be performed by them under each Material Contract and, to Seller’s Knowledge, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract and has not violated any material provision of such Material Contract or committed any act which (with or without notice, lapse of time or both) would constitute a material default under any provisions of such Material Contract, other than any defaults that have been cured or waived in writing. As of the date hereof, none of the Acquired Companies has received any written or, to Seller’s Knowledge, oral notice from any other party to any of the Material Contracts described in Section 4.6(a)(x) that such other party is entitled to reduce in a material manner any amount to be paid by such party under such Material Contract as a result of or in connection with any action taken or Order issued by any Governmental Entity. Seller has made available to Buyer true and complete copies of all Material Contracts, together with all material amendments, waivers or other changes thereto.

(c) Section 4.6(c) of the Seller Disclosure Schedule lists each Material Contract to which Seller or any of its Affiliates (other than the Acquired Companies) is a party, and as of the date hereof, Seller or such Affiliate of Seller has not assigned each such Material Contract to an Acquired Company.

(d) As of the date hereof, and except as set forth in Section 4.6(d) of the Seller Disclosure Schedule, none of the Acquired Companies has a material outstanding claim or cause of action (including relating to availability), whether for liquidated damages or other monetary damages or otherwise, under any Material Contract (including a warranty agreement), and none of the Acquired Companies has received notice of any claim or cause of action (including relating to availability) against it, whether for liquidated damages or other monetary damages, under any Material Contract (including a power purchase or sale agreement).

(e) As of the date hereof, to Seller’s Knowledge, there are no pending appeals of the Michigan Public Service Commission’s order, dated July 27, 2010, approving the Michigan PPAs.

Section 4.7 Compliance With Law. Except as set forth in Section 4.7 of the Seller Disclosure Schedule, the Acquired Companies are and since January 1, 2007 have been, and are and since January 1, 2007 have been, operating the Business in material compliance with all applicable Laws and Orders. All approvals, permits, licenses, franchises, registrations and variances of or obtained from Governmental Entities (collectively, “Permits”) required to conduct the Business in compliance with all applicable Laws and Orders are in the possession of the Acquired Companies, are in full force and effect and are being complied with, except for such Permits the failure of which to possess or be in compliance with would not, or would not be reasonably expected to, individually or in the aggregate, be material to (a) the Acquired Companies taken as a whole, (b) the operation of any material portion of the Business or (c) the operation of the Business taken as a whole. Seller has made available to Buyer true and complete copies of all such Permits, except for such Permits the failure of which to possess or be in compliance with would not, or would not be reasonably expected to, individually or in the aggregate, be material to (x) the Acquired Companies taken as a whole, (y) the operation of any material portion of the Business or (z) the operation of the Business taken as a whole.

Section 4.8 Employees and Employee Benefit Plans.

(a) Section 4.8(a) of the Seller Disclosure Schedule contains a true and complete list of each material Employee Benefit Plan and identifies the party that maintains or sponsors each such plan. With respect to each Employee Benefit Plan that is subject to ERISA, Seller has made available complete copies of each of the following documents: (i) the formal plan document (including all amendments thereto); (ii) the annual report and actuarial report, if required under ERISA or the Code, for the most recent plan year ending prior to the date hereof; (iii) the most recent “summary plan description” (within the meaning of Section 102 of ERISA), if required under ERISA or the Code; (iv) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement; and (v) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code. No Acquired Company maintains or is a sponsor of any Employee Benefit Plan.

(b) No liability under Title IV of ERISA has been incurred by the Acquired Companies that has not been satisfied in full when due, and no condition exists that could reasonably be expected to result in the Acquired Companies incurring any liability under such Title, whether actual or contingent, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due), or incurring any liability under the penalty, excise tax or joint and several liability provisions of Sections 406, 409, 502(i), 502(l), 4069 or 4212(c) of ERISA or Sections 4971, 4975 or 4976 of the Code. None of the Acquired Companies has, at any time during the six-year period preceding the date of this Agreement, sponsored any Employee Benefit Plan subject to Title I or IV of ERISA or contributed to any multiemployer plan under Section 3(37) of ERISA.

(c) Each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification and, to Seller’s Knowledge, no event has occurred that could reasonably be expected to result in disqualification of such Employee Benefit Plan.

(d) Each of the Employee Benefit Plans has been operated and administered in accordance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to do so would not result in a material liability to or impairment of (i) the Acquired Companies taken as a whole, (ii) the operation of any material portion of the Business or (iii) the operation of the Business taken as a whole.

(e) Except for obligations that are the sole responsibility and liability of Seller and its Affiliates (other than the Acquired Companies), neither Seller nor any of its Affiliates (including the Acquired Companies) has any obligation to provide any post-employment health, life or other welfare benefits to current or former Business Employees (or dependents or beneficiaries thereof).

(f) Except for severance and retention payments that are the sole responsibility and liability of Seller and its Affiliates (other than the Acquired Companies) in accordance with Section 6.8(c), the consummation of the transactions contemplated hereby will not (i) entitle any current or former Company Employee or any director of the Acquired Companies to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits accrued or payable to any such Company Employee or director. The consummation of the transactions contemplated hereby will not result in any liability to, or encumbrance on the assets, of the Acquired Companies (whether actual or contingent) under Title IV of ERISA.

(g) Section 4.8(g) of the Seller Disclosure Schedule contains a true and complete list of (i) all Business Employees as of August 1, 2010 and (ii) the entity that employs each of them. With respect to the Business Employees, there are no Actions pending or, to the Seller’s Knowledge, threatened in connection with their employment, other than routine claims for benefits. Except as disclosed in Section 4.8(g) of the Seller Disclosure Schedule, none of the Seller, the Acquired Companies or any of their Affiliates maintains any plan, program or is a party to any arrangement that provides any benefits or payments to Business Employees based on, or measured by, the value of any equity security of, or interest in, the Seller, any Acquired Company or any of their Affiliates, and no Business Employee has entered into or is subject to any employment contract with respect to such employment. Seller has provided Buyer a true and complete list of the base salary and target incentive pay as currently in effect for each Company Employee that is a Designated Employee.

(h) None of the Acquired Companies is a party to any Contract that would require it to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

Section 4.9 Labor. The Acquired Companies are not party to any collective bargaining agreement, and none of the Business Employees is represented by any labor union in connection with such employment. There are no pending or, to Seller’s Knowledge, threatened organizing activities or demands or organized work stoppages, labor disputes, strikes or lockouts in respect of the Business Employees.

Section 4.10 Personal Property; Sufficiency of Assets. Except as may be reflected in the Financial Statements or in Section 4.10 of the Seller Disclosure Schedule, (a) the Acquired Companies have good and marketable title free and clear of any Encumbrances, except for Permitted Encumbrances, to all of the personal property, tangible and intangible reflected in the Financial Statements and all personal property acquired since such date, except where the lack of good and marketable title would not, or would not be reasonably expected to, individually or in the aggregate, impair in any material respect the ability of the Acquired Companies to conduct their collective operations or otherwise operate a material portion of the Business; (b) the Acquired Companies own, lease or license all equipment, facilities, and other tangible assets and all intangible assets necessary for the Acquired Companies to conduct the Business substantially in the manner conducted during the twelve (12) month period prior to the date hereof and as currently conducted; and (c) such equipment, facilities, and other tangible assets and all intangible assets are usable in the ordinary course of business consistent with past practice, in good condition and repair in all material respects, except for ordinary wear and tear, and reasonably adequate and suitable for their current uses; provided, that, for the avoidance of doubt, none of the foregoing shall be deemed to constitute a representation or warranty with respect to infringement or other violation of Intellectual Property of a third party, which is addressed in Section 4.13(c).

Section 4.11 Real Property.

(a) Owned Real Property. Section 4.11(a) of the Seller Disclosure Schedule sets forth as of the date hereof a complete and correct list of all real property owned by the Acquired Companies (the “Owned Real Property”). The Acquired Companies have good, valid and marketable fee ownership title to the Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances. No portion of the Owned Real Property is leased or licensed to, or occupied by, any Person other than the Acquired Companies. To Seller’s Knowledge, no portion of the Owned Real Property or real property subject to the Occupancy Agreements (the “Occupied Real Property”) is subject to any pending condemnation proceeding or other proceeding by any public or quasi-public authority, or threatened condemnation or other proceeding with respect to the Owned Real Property.

(b) Occupied Real Property.

(i) Section 4.11(b)(i) of the Seller Disclosure Schedule sets forth a complete list of the Occupancy Agreements. True and complete copies of all Occupancy Agreements, and all modifications, extensions, amendments and assignments thereof, have heretofore been made available to Buyer or its agents.

(ii) The Acquired Companies are not party to any lease, sublease, easement, subeasement, license, concession agreement, use and occupancy agreement, or similar arrangement with respect to real property under which any of the Acquired Companies is a lessor, sublessor, grantor of an easement, subeasement or other interest, licensor or concessionor.

(iii) The Acquired Companies have good, valid and insurable leasehold or easement interests to the real property encumbered by the Occupancy Agreements (and with respect to the Development Projects, to Seller’s Knowledge), free and clear of all Encumbrances on or senior to such leasehold or easement interests, except for Permitted Encumbrances.

(iv) Except with respect to the Development Projects, the Owned Real Property and the interests granted under the Occupancy Agreements are all of the real property interests necessary to conduct the Business of each Acquired Company as currently conducted, and to develop, construct, own, operate, maintain and use all material equipment, facilities and other tangible assets, including the wind turbines, currently owned or operated by each Acquired Company.

(c) Michigan Wind Projects.

(i) Section 4.11(c)(i) of the Seller Disclosure Schedule sets forth a complete list of the Michigan Wind Property Agreements.

(ii) Except as set forth in Section 4.11(c)(ii) of the Seller Disclosure Schedule, to Seller’s Knowledge, the real property interests under the Michigan Wind Property Agreements (other than those to which Blissfield Wind Energy, LLC is a party) are all of the real property interests necessary to develop, construct, own, operate, maintain and use each of the Michigan Wind 2 Project and the Harvest II Windfarm Project, subject to the duration of such real property interests. With respect to those real property interests set forth in Section 4.11(c)(ii) of the Seller Disclosure Schedule, to Seller’s Knowledge, no material impediment exists to obtaining such real property interests in the ordinary course of business consistent with past practice.

(iii) Blissfield Wind Energy, LLC is targeting the acquisition of real property interests in the parcels identified on the map set forth in Section 4.11(c)(iii) of the Seller Disclosure Schedule and real property interests necessary to connect the Blissfield Wind Project into the grid, which, if acquired, and together with the real property interests already held by the Acquired Companies with respect to the Blissfield Wind Project as set forth in Section 4.1(c)(i) of the Seller Disclosure Schedule, would, in Seller’s reasonable, good faith judgment, constitute all of the real property interests necessary to develop, construct, own, operate, maintain and use the Blissfield Wind Project, subject to the duration of such real property interests. As of the date hereof, to Seller’s Knowledge, no material impediment exists to obtaining the real property interests in the parcels identified on the map set forth in Section 4.11(c)(iii) of the Seller Disclosure Schedule and real property interests necessary to connect the Blissfield Wind Project into the grid, although negotiations with the owners of such real property interests still need to occur.

(iv) Seller is continuing to obtain the Permits necessary to develop, construct, own, maintain, use and operate the Michigan Wind Projects. As of the date hereof, except as set forth in Section 4.11(c)(iv) of the Seller Disclosure Schedule, Seller reasonably believes that all material Permits necessary for the development, construction, ownership, maintenance, use and/or operation of the Michigan Wind Projects (including material Permits with respect to applicable zoning and land use Laws) can be obtained in the ordinary course. Buyer acknowledges that not all such Permits required for the Michigan Wind Projects are known as of the date of this Agreement.

(d) Title Insurance Policies. The title insurance policies and surveys listed in Section 1.1(f) of the Seller Disclosure Schedule are all of the title insurance policies and surveys the Acquired Companies and their Affiliates with respect to the Owned Real Property and the Acquired Companies’ interests granted under the Occupied Real Property. True and complete copies of such title insurance policies and surveys have been delivered or made available to Buyer.

(e) Michigan Wind Projects Interconnection. Except as set forth in Section 4.11(e) of the Seller Disclosure Schedule, as of the date hereof, to Seller’s Knowledge (i) no material impediment exists to interconnecting any Michigan Wind Project to the applicable transmission system, (ii) the cost allocation of such interconnection (including the cost of network upgrades) will be on the same basis in all material respects as the Acquired Companies’ operating wind projects located in the State of Michigan, except solely with respect to the Harvest II Windfarm Project and the Blissfield Wind Project for differences that may result from changes in events or circumstances outside of Seller’s reasonable control, (iii) no transmission provider or regional transmission organization has changed or proposed any changes to modify, in any material respect, the cost allocation of interconnection (including the cost of network upgrades) for the Michigan Wind Projects from that utilized in connection with the operating wind projects in the State of Michigan and (iv) no Acquired Company has received notice of any changes or proposed changes with respect to, or any notice of disputes regarding, the cost allocation of interconnection (including the cost of network upgrades) for the Michigan Wind Projects from that utilized in connection with the operating wind projects in the State of Michigan.

Section 4.12 Environmental Matters.

(a) Except as set forth in Section 4.12 of the Seller Disclosure Schedule:

(i) each of the Acquired Companies is and, to Seller’s Knowledge at all times has been, in material compliance with applicable Environmental Laws and Environmental Permits;

(ii) each Acquired Company possesses all Environmental Permits required for the ownership, construction, use and operation of the Acquired Companies’ wind energy projects in commercial operation; all such Environmental Permits are valid and in full force and effect; and there is no Action pending or, to Seller’s Knowledge, threatened to revoke or terminate any such Environmental Permit, or to modify in a materially adverse manner any such Environmental Permit that is material to (A) the Acquired Companies taken as a whole, (B) the operation of any material portion of the Business or (C) the operation of the Business taken as a whole;

(iii) to Seller’s Knowledge, there are no facts, circumstances or conditions that reasonably could adversely affect continued compliance with any existing Environmental Permit that is material to (A) the Acquired Companies taken as whole, (B) the operation of any material portion of the Business or (C) the operation of the Business taken as a whole;

(iv) with respect to each Acquired Company, at all times (A) while Seller or any of its Affiliates has owned or otherwise held a majority interest in such Acquired Company, and (B) to Seller’s Knowledge, prior to the date on which Seller or any of its Affiliates first owned or otherwise held such interest in such Acquired Company, such Acquired Company has not received written notice of, and is not subject to, any Action or Order, and to Seller’s Knowledge, no Action or Order is threatened, relating to non-compliance with any Environmental Law or Environmental Permit;

(v) with respect to each Acquired Company, at all times (A) while Seller or any of its Affiliates has owned or otherwise held a majority interest in such Acquired Company, and (B) to Seller’s Knowledge, prior to the date on which Seller or any of its Affiliates first owned or otherwise held such interest in such Acquired Company, such Acquired Company has not received notice of, and is not otherwise subject to, any Action or Order, and to Seller’s Knowledge, no Action or Order is threatened, relating to any Release, threatened Release, or cleanup of Hazardous Substances under any Environmental Law, which in either case would reasonably be expected to result in Losses material to (x) the Acquired Companies taken as a whole, (y) the operation of any material portion of the Business or (z) the operation of the Business taken as a whole;

(vi) to Seller’s Knowledge, no Hazardous Substance is present at, on or under the Owned Real Property or the Occupied Real Property in a condition that would reasonably be expected to result in material Losses to Seller or any Acquired Company under Environmental Law;

(vii) to Seller’s Knowledge, no Release of Hazardous Substances has occurred from the Owned Real Property or the Occupied Real Property, including into waters, at, on, under or adjacent to the Owned Real Property or the Occupied Real Property or onto lands from which Hazardous Substances might seep, flow or drain into such waters, in a manner or condition that would reasonably be expected to result in material Losses to Seller or any Acquired Company under or relating to any Environmental Law; and

(viii) Seller has delivered or made available to Buyer true and complete copies and results of any material written reports, studies, investigations, analyses, tests or monitoring possessed by or in the control of Seller, any Acquired Company in the Wholly-Owned Group or, to Seller’s Knowledge, any Acquired Company in the Partially-Owned Group, with respect to any matters arising under any Environmental Law or Environmental Permit and relating to any Acquired Company.

(b) Notwithstanding the generality of any other representations or warranties contained in this Agreement, this Section 4.12 will be deemed to contain the only representations and warranties in this Agreement with respect to environmental matters, Environmental Permits or Environmental Laws.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Seller Disclosure Schedule sets forth, for the Intellectual Property owned by the Acquired Companies as of the date hereof, a complete and true list of all U.S. and foreign: (i) patents and patent applications, (ii) material trademark registrations and applications (including Internet domain names), and (iii) material copyright registrations and applications (together with all other Intellectual Property owned by any of the Acquired Companies, the “Company Intellectual Property”), indicating for each item the registration or application number, the record owner, and the applicable filing jurisdiction.

(b) Except as set forth in Section 4.13(b) of the Seller Disclosure Schedule, the Acquired Companies own, or are validly licensed or otherwise have the right to use, all Intellectual Property used in the conduct of the Business free and clear of all Encumbrances (other than Permitted Encumbrances described in clause (iv) of the definition of Permitted Encumbrances) except where the failure to own the same or to be validly licensed or otherwise have the right to use the same would not reasonably be expected to be material to (i) the Acquired Companies taken as a whole, (ii) the operation of any material portion of the Business or (iii) the operation of the Business taken as a whole; provided that, for the avoidance of doubt, the foregoing shall not be deemed to constitute a representation or warranty with respect to infringement or other violation of

Intellectual Property of a third party, which is addressed in Section 4.13(c). No claims are pending or, to Seller’s Knowledge, threatened as of the date hereof that any of the Acquired Companies are infringing, misappropriating, violating or otherwise adversely affecting in any material respect the rights of any Person with regard to any Intellectual Property, and except with respect to any claims that have been resolved, the Acquired Companies have not sent to any third party any notice of infringement or misappropriation of or conflict with any of the Acquired Companies’ rights with respect to any Company Intellectual Property.

(c) To Seller’s Knowledge, the Acquired Companies have not infringed and are not infringing the Intellectual Property rights of any third party in any material respect. To Seller’s Knowledge, no person is infringing the rights of the Acquired Companies with respect to any material Company Intellectual Property.

(d) The Acquired Companies’ material information technology systems operate and perform in all material respects as required by the Acquired Companies in connection with the Business as currently conducted. The Acquired Companies have taken in all material respects reasonable measures to protect the confidentiality, integrity and security of their material information technology systems from any unauthorized and malicious use, access, interruption or modification by third parties. Except as set forth in Section 4.13(d) of the Seller Disclosure Schedule, all information technology systems used by any of the Acquired Companies in connection with the Business are owned or licensed by one or more of the Acquired Companies, and the Acquired Companies have implemented reasonable backup, security and disaster recovery technology and procedures with respect to all material information technology systems used by the Acquired Companies in connection with the Business, which technology and procedures are consistent in all material respects with Prudent Industry Practices.

(e) No settlement agreements, consents, orders, forbearances to sue or similar obligations to which any Acquired Company is a party limit or restrict any rights of the Acquired Companies in and to any Company Intellectual Property in any material respect.

(f) Except as set forth in Section 4.13(f) of the Seller Disclosure Schedule, the consummation of the Transactions will not result in the loss or material impairment of any rights of the Acquired Companies to own or use any material Intellectual Property or obligate the Acquired Companies to pay any royalties or other amounts to any third party in excess of the amounts that would have been payable by them absent the consummation of the Transactions.

Section 4.14 Affiliate Transactions. Except as set forth in Section 4.14 of the Seller Disclosure Schedule, none of the Acquired Companies is a party to any Contract or transaction with any of its current employees, officers, directors, Affiliates (including Seller) or shareholders, other than transactions with other Acquired Companies (including the incurrence of the Target Company Intercompany Debt) or whereby Seller has purchased equity interests in any of the Acquired Companies and any employment and similar arrangements entered into in the ordinary course of business consistent with past practice.

Section 4.15 Insurance. Section 4.15 of the Seller Disclosure Schedule lists all current insurance policies held by or that insure the Acquired Companies or any of their respective assets or properties (the “Insurance Policies”), and such list identifies which Person actually holds such insurance. With respect to each Acquired Company, at all times (a) while Seller or any of its Affiliates has owned or otherwise held any interest in such Acquired Company, and (b) to Seller’s Knowledge, prior to the date on which Seller or any of its Affiliates first owned or otherwise held such interest in such Acquired Company, insurance has been maintained by or on behalf of such Acquired Company with financially responsible and reputable insurers or through self-insurance, in each case as customary for companies of similar size in the United States of America conducting the business conducted by the Acquired Companies, in the normal course of business, throughout its operations. To Seller’s Knowledge, nothing should prohibit Buyer’s placement of similar insurance after the Closing. All premiums due and payable under all the Insurance Policies have been paid and Seller and its subsidiaries (including the Acquired Companies) are otherwise in compliance in all material respects with the terms of the Insurance Policies. None of Seller or its subsidiaries (including the Acquired Companies) has received any written or, to Seller’s Knowledge, oral notice of cancellation, termination or material premium increase (outside the ordinary course of business consistent with past practice) with respect to any of the Insurance Policies, or of any material changes that are required in the conduct of the Business of the Acquired Company as a condition to the continuation of coverage under, or renewal of, any of the Insurance Policies. Except as set forth in Section 4.15 of the Seller Disclosure Schedule, as of the date hereof, there are no pending material claims under the Insurance Policies by the Acquired Companies.

Section 4.16 Absence of Certain Changes. Since July 31, 2010, (a) there has not occurred any Material Adverse Effect, the Acquired Companies have carried on and operated their respective businesses in the ordinary course of business consistent with past practice, and (b) no action, event, occurrence, transaction or omission to take any action has taken place or occurred that would have been prohibited by Sections 6.3(a), (b), (c), (k), (l), (m), (o), (r) or (s) if this Agreement had been in effect at the time thereof.

Section 4.17 Hedging. Other than power purchase agreements and renewable energy credit purchase and sale agreements listed in Section 4.6(a) of the Seller Disclosure Schedule, none of the Acquired Companies engages in any physical or financial electricity hedge contracts, currency or interest rate hedge contracts, exchange-traded futures or options transactions, over-the-counter transactions or derivatives thereof, interest rate swap agreements or similar transactions.

Section 4.18 Indebtedness; Credit Support Arrangements; Outstanding Payment Obligations.

(a) Section 4.18(a) of the Seller Disclosure Schedule sets forth, in each case as of July 31, 2010, (a) all outstanding Third-Party Debt, (b) all outstanding Seller Intercompany Debt and (c) all outstanding Target Company Intercompany Debt. Section 4.18(a) of the Seller Disclosure Schedule also contains a correct and complete list of all Existing Credit Support and the Contracts pursuant to which such Existing Credit Support was issued.

(b) Except as set forth in Section 4.18(b) of the Seller Disclosure Schedule, at the Closing, the Acquired Companies will not have any Third-Party Debt.

Section 4.19 Foreign Corrupt Practices Act. None of the Acquired Companies or any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials, candidates or members of any Governmental Entity or political party or organization, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (c) violated in any material respect or operated in material non-compliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

Section 4.20 Officers and Managers; Bank Accounts. Section 4.20 of the Seller Disclosure Schedule lists all directors, managers and officers of the Acquired Companies and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for each Acquired Company.

Section 4.21 Turbine Warranties.

(a) Section 4.21(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all material agreements between Suzlon and Seller (or any Affiliate of Seller) relating to the Suzlon wind turbines owned by any Acquired Company (collectively, the “Fleet”), including without limitation all turbine supply agreements, warranty service agreements, operations and maintenance agreements, the correspondence from Suzlon to Target Company dated July 9, 2010 and July 27, 2010, and the correspondence from Suzlon to John Deere Wind Energy dated June 17, 2010 (collectively, the “Suzlon Agreements”). The terms set forth in each of the amendments to the master agreements and the correspondence listed on Section 4.21(a) of the Seller Disclosure Schedule apply to the Suzlon Agreements as if such terms were set forth in an amendment to an Acquired Company specific turbine supply agreement, warranty services agreement and/or operations and maintenance agreement, as applicable.

(b) Section 4.21(b) of the Seller Disclosure Schedule lists each of the S-88 V-2 blades that were replaced or retrofitted in connection with the Blade Crack Problem (collectively, the “S-88 Blades”).

(c) Section 4.21(c) of the Seller Disclosure Schedule sets forth a true, correct and complete list of (i) the date of commencement of the warranty period for operating Suzlon wind turbines owned by the Acquired Companies and of the warranty period for their availability (the “Equipment and Availability Warranty Commencement Dates”), (ii) the date of expiration of the warranty period for operating Suzlon wind turbines owned by the Acquired Companies (other than S-88 Blades) and the date of expiration of the warranty period for their availability (the “Equipment and Availability Warranty Expiration Dates”), (iii) the annual fee per operating Suzlon wind turbine for the applicable extended warranty period, and (iv) the date of expiration of the warranty period for the S-88 Blades as of the date hereof (the “Blade Warranty Expiration Dates”).

(d) The terms of each of the warranty service agreements and operations and maintenance agreements that are Suzlon Agreements end no earlier than the Equipment and Availability Warranty Expiration Dates applicable to the operating wind turbines subject to such warranty service agreements and operations and maintenance agreements, other than as specifically set forth in such agreements.

(e) None of the Acquired Companies is required to pay any fees or other amounts for the warranties, warranty services agreements or operations and maintenance agreements applicable to the S-88 Blades for the period between the applicable Equipment and Availability Warranty Expiration Date and Blade Warranty Expiration Date, other than Suzlon’s costs for visual inspection of blades and inspection of blade bolt torque to slew rings and such other amounts which may arise in the normal course of business in accordance with the Suzlon Agreements.

(f) Except as set forth in Section 4.21(f) of the Seller Disclosure Schedule, all S-88 Blades that are installed as of the date hereof have extended equipment warranties of at least seven (7) years following the applicable Equipment and Availability Warranty Commencement Dates. All S-88 Blades with Blade Warranty Expiration Dates that are seven (7) years following the applicable Equipment and Availability Warranty Commencement Dates were replaced prior to the date hereof with blades incorporating into the design of such blades a fix to the Blade Crack Problem. All S-88 Blades with Blade Warranty Expiration Dates that are twenty (20) years following the applicable Equipment and Availability Warranty Commencement Dates were repaired or stiffened prior to the date hereof.

(g) Except as set forth in Section 4.21(g) of the Seller Disclosure Schedule, as of the date hereof, (i) no payments are owed to Suzlon by Seller or its Affiliates, and (ii) there is no outstanding guarantee, letter of credit or other credit support for Seller or any of its Affiliates in favor of Suzlon or any of its Affiliates.

(h) Suzlon is not holding any deposits relating to the Fleet made by or on behalf of Seller or its Affiliates.

(i) The Acquired Companies have received from Suzlon and made available to Buyer all of the Germanischer Lloyd type certificates listed in

Section 4.21(i) of the Seller Disclosure Schedule for the types of wind turbines described on such certificates, and Seller does not expect to receive any additional Germanischer Lloyd type certificates from Suzlon.

(j) As of the date hereof, there are no actions, disputes or other proceedings pending or, to Seller’s Knowledge, threatened between Suzlon and any Acquired Company.

(k) Seller has made available to Buyer true and complete copies of all technical reports, studies and investigations in its or any of its Affiliates’ possession, which were material for Seller or any of its Affiliates to evaluate the Blade Crack Problem.

(l) Section 4.21(l)(i) of the Seller Disclosure Schedule sets forth the amounts paid as of the date hereof by Suzlon to each of the Acquired Companies pursuant to the Suzlon Agreements. Suzlon has paid all availability claims submitted to Suzlon by or on behalf of an Acquired Company. Except as set forth in Section 4.21(l)(ii) of the Seller Disclosure Schedule, no costs associated with any past or future S-88 Blade warranty repairs or replacements have been or will be applied against any of the caps for liabilities contained in the Suzlon Agreements.

Section 4.22 Regulatory Reporting. Except as set forth in Section 4.22 of the Seller Disclosure Schedule, (a) since January 1, 2007, each Acquired Company has filed or caused to be filed with the applicable state or local utility commissions or regulatory bodies, FERC and any other Governmental Entity with jurisdiction over the Acquired Companies and their respective Businesses, assets, properties and liabilities, as the case may be, all material forms, statements, reports, and documents (including all exhibits, amendments and supplements thereto) required under all applicable Laws to be filed by any Acquired Company with respect to itself or its Business, assets, properties or liabilities, and (b) all such forms, statements, reports, and documents that were filed complied in all materials respects with all applicable requirements of the Laws in effect on the date of such filing, and there are no material misstatements or omissions in any such form, statement, or report. Further, each Acquired Company which owns generation facilities has obtained either qualifying facility status pursuant to the Public Utility Regulatory Policies Act of 1978 and 18 C.F.R. Part 292, exempt wholesale generator status pursuant to 18 C.F.R. § 366.7, and/or market based rate authority pursuant to Section 205 of the Federal Power Act as necessary to conduct its business in compliance with all applicable Laws. To Seller’s Knowledge, each Acquired Company subject to NERC standards or requirements is in compliance in all material respects with such standards or requirements.

Section 4.23 Project Acquisitions. Except as set forth in Section 4.23 of the Seller Disclosure Schedule, there are no outstanding purchase price payments or purchase price adjustments (including earn-outs and similar post-closing adjustments) to be made to any Person with respect to any transaction by which Seller or any of the Acquired Companies or any other Affiliate of Seller acquired any right or interest in, to or under any of the Acquired Companies or the Development Projects.

Section 4.24 No Other Representations. Except for the representations and warranties expressly made by Seller in Article III hereof and in this Article IV (including, in each case, the Seller Disclosure Schedule), none of Seller, the Acquired Companies, or any other Person makes any express or implied representation or warranty on behalf of or with respect to Seller, the Acquired Companies, the Transferred Interests or the Business, and Seller hereby disclaims any representation or warranty not contained in Article III or this Article IV. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Seller Disclosure Schedule or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or any “confidential information memorandum” or reviewed by Buyer pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Buyer or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of Seller or the Acquired Companies, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1 Due Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer has previously made available to Seller complete and correct copies of the certificate of organization and operating agreement of Buyer, as amended to the date hereof, and such certificate of organization and operating agreement, as so made available to Buyer, are in full force and effect, and Buyer is not in violation of its certificate of organization or operating agreement, except in each case as would not, or would not be reasonably expected to, individually or in the aggregate, impair in any material respect Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 5.2 Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required limited liability company or other action on the part of Buyer and no other limited liability company or other proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes (assuming the due execution and delivery by Seller) a valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity).

Section 5.3 Approvals. No filing or registration with, notification to, or authorization, consent, approval or waiver of any Governmental Entity is required or otherwise necessary for the execution, delivery and performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except (a) as set forth in Section 5.3 of the Buyer Disclosure Schedule, (b) filings under the HSR Act, (c) filings that become applicable as a result of matters specifically related to Seller or its Affiliates or (d) filings with and approvals from FERC (such Governmental Entity filings, registrations, notifications, authorizations, consents or approvals set forth in clauses (a) through (d) above being hereinafter referred to collectively as the “Buyer Required Approvals”) or (e) such other Governmental Entity filings, registrations, notifications, authorizations, consents or approvals the failure of which to be obtained or made would not, or would not be reasonably expected to, individually or in the aggregate, impair in any material respect Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 5.4 Brokers’ Fees. Neither Buyer nor any of its directors (or Persons in similar positions), officers, employees or agents has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which Seller would have any liability or otherwise be liable.

Section 5.5 Legal Proceedings. As of the date hereof, there are no Actions pending or, to Buyer’s Knowledge, threatened against Buyer (or any of its respective officers or directors), which, if adversely determined, would, or would be reasonably expected to, individually or in the aggregate, impair in any material respect the ability of Buyer to perform its obligations hereunder. As of the date hereof, there are no such Actions pending or, to Buyer’s Knowledge, threatened challenging the validity or propriety of, or seeking to prevent, enjoin or materially delay consummation of, the transactions contemplated hereby. Buyer is not subject to any Orders, which would, or would be reasonably expected to, individually or in the aggregate, impair in any material respect the ability of Buyer to perform its obligations hereunder.

Section 5.6 No Conflict or Violation. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will not, assuming all Buyer Required Approvals have been obtained, (a) violate any applicable Law or Order applicable to Buyer, (b) constitute or result in a Violation of the certification of organization or operating agreement of Buyer, or (c) constitute or result in a Violation or amendment, cancellation, suspension or acceleration under, or resulting in a loss of any benefit under, any material Contract to which Buyer is a party or by which any of its properties or assets may be bound or affected, except in the case of clauses (a) and (c), for such Violations as would not, or would not be reasonably expected to, individually or in the aggregate, impair in any material respect the ability of Buyer to perform its obligations hereunder or prevent or materially delay consummation of the transactions contemplated hereby.

Section 5.7 Acquisition of Interests for Investment. Buyer acknowledges that neither the offer nor the sale of the Transferred Interests has been registered under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or under any state or foreign securities Laws. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Transferred Interests. Buyer confirms that Seller and the Acquired Companies have provided Buyer the opportunity to ask questions of the officers and management employees of Seller and the Acquired Companies and to acquire additional information about the business and financial condition of the Acquired Companies. Buyer is acquiring the Transferred Interests for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state securities Laws and with no present intention of distributing or reselling any part thereof. Buyer will not so distribute or resell any of the Transferred Interests in violation of any such Law. Buyer acknowledges and understands that the Transferred Interests are not registered under the Securities Act.

Section 5.8 Sufficient Funds. Buyer has as of the date hereof, and shall have on the Closing Date, sufficient funds to enable Buyer to consummate the transactions contemplated hereby, including payments required at Closing pursuant to Section 2.2 and fees and expenses of Buyer relating to the transactions contemplated hereby.

Section 5.9 Solvency. After giving effect to the transactions contemplated hereby, and assuming the accuracy of the representations and warranties made by Seller in this Agreement in all respects, Buyer will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business, or (c) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 5.10 Inspections. Buyer (directly or through its Affiliates and advisors) is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of the companies such as the Acquired Companies as contemplated hereunder. Buyer (directly or through its Affiliates) has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

Section 5.11 Tax Status. Buyer is indirectly wholly-owned by Exelon Corporation, an entity treated as a corporation for U.S. federal and state income Tax purposes.

Section 5.12 No Other Representations. Except for the representations and warranties expressly made by Buyer in this Article V (including, in each case, the

Buyer Disclosure Schedule), neither Buyer nor any other Person makes any express or implied representation or warranty on behalf of or with respect to Buyer, and Buyer hereby disclaims any representation or warranty not contained in this Article V.

ARTICLE VI

COVENANTS

Section 6.1 Publicity. Buyer and Seller agree to communicate with each other and cooperate with each other prior to any public disclosure of this transaction. Buyer and Seller agree that no public release or announcement concerning the terms of the transactions contemplated hereby shall be issued by any party without the prior consent of Buyer and Seller, except as such release or announcement may be required by Law or applicable securities or exchange rules, in which case the party required to make the release or announcement shall allow, to the extent practicable, the other party reasonable time to comment on such release announcement in advance of such issuance. Nothing contained herein, however, shall preclude Seller or Buyer from filing a copy of this Agreement as an exhibit to its filings with the U.S. Securities and Exchange Commission.

Section 6.2 Confidentiality; Non-Competition; Non-Solicitation.

(a) Confidentiality Agreement. The Confidentiality Agreement shall continue in full force and effect until the Closing Date, on which date the Confidentiality Agreement shall terminate and cease to be of any further force or effect.

(b) Post-Closing Obligations. Following the Closing Date, and except as provided in Section 6.2(c) of this Agreement, (i) Buyer agrees not to disclose or allow disclosure to others of any Seller Confidential Information for a period of two (2) years after the Closing Date, except that Buyer may disclose Seller Confidential Information to its Affiliates and Representatives, provided that Buyer shall be responsible for any breach of the applicable terms of this Section 6.2(b) by any of its Affiliates or Representatives to which it disclosed Seller Confidential Information, and (ii) Seller agrees not to disclose or allow disclosure to others of any Buyer Confidential Information for a period of two (2) years after the Closing Date, except that Seller may disclose Buyer Confidential Information to its Affiliates and Representatives, provided that Seller shall be responsible for any breach of the applicable terms of this Section 6.2(b) by any of its Affiliates or Representatives to which it disclosed Buyer Confidential Information.

(c) Required Disclosure. Following the Closing Date:

(i) In the event that Buyer or any of its Representatives is requested or required by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar legal process to disclose any Seller Confidential Information, Buyer shall provide Seller with prompt prior written notice of such requirement, which notice shall include the terms and circumstances surrounding such requested or required disclosure, in order to enable Seller to (A) seek an appropriate protective order or other remedy or (B) waive compliance, in whole or in part, with this Section 6.2; and Buyer shall consult and reasonably cooperate with Seller to the fullest extent permitted by Law with respect to taking steps to resist or narrow the scope of such request or legal process. If, in the absence of a protective order, Buyer or any of its Representatives believes in good faith, after consulting with counsel, that it is, nonetheless, required by Law to disclose Seller Confidential Information, Buyer shall (or shall cause its Representatives to) (x) furnish only that portion of the Seller Confidential Information that, Buyer or its Representatives believe, after consulting with counsel, is legally required, and (y) give advance notice to Seller of the information to be disclosed as far in advance as is practical. All costs and expenses of Buyer and its Representatives relating to this Section 6.2(c)(i) shall be borne by Seller.

(ii) In the event that Seller or any of its Representatives is requested or required by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar legal process to disclose any of the Buyer Confidential Information, Seller shall provide Buyer with prompt prior written notice of such requirement, which notice shall include the terms and circumstances surrounding such requested or required disclosure, in order to enable Buyer to (i) seek an appropriate protective order or other remedy or (ii) waive compliance, in whole or in part, with this Section 6.2; and Seller shall consult and reasonably cooperate with Buyer to the fullest extent permitted by Law with respect to taking steps to resist or narrow the scope of such request or legal process. If, in the absence of a protective order, Seller or any of its Representatives believes in good faith, after consulting with counsel, that it is, nonetheless, required by Law to disclose Buyer Confidential Information, Seller shall (or shall cause its Representatives to) (x) furnish only that portion of the Buyer Confidential Information that, Seller or its Representatives believe, after consulting with counsel, is legally required, and (y) give advance notice to Buyer of the information to be disclosed as far in advance as is practical. All costs and expenses of Seller and its Representatives relating to this Section 6.2(c)(ii) shall be borne by Buyer.

(d) Non-Competition. Seller agrees that, for a period of three (3) years following the Closing Date, Seller shall not, and shall cause all of Seller’s Affiliates not to, (i) engage as an owner, operator, manager or developer of a business constituting the Business or any portion thereof or (ii) provide any consulting services regarding or relating to wind-powered generating facilities. Nothing in this Section 6.2(d), however, shall prevent Seller from (1) generating electricity ancillary to its manufacturing facilities or other business operations or (2) supplying feedstock, managing related fuel yards or providing services ancillary thereto.

(e) Non-Solicitation. Seller agrees that, for a period of eighteen (18) months following the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly: (i) contact, approach or solicit for the purpose of offering employment to or of hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or hire any Designated Employee who was employed by Seller or any of its Affiliates within the twelve (12) month period prior to the Closing Date or during the Restricted Period, without the prior written consent of Buyer, except as set forth in Section 6.2(e) of the Seller Disclosure Schedule; provided that nothing herein shall be construed as restricting Seller from engaging in a general solicitation of employment not specifically directed at any Designated Employee (for the avoidance of doubt, during the Restricted Period, neither Seller nor any of its Affiliates may hire any Designated Employee who responds to, or otherwise seeks employment with Seller or its Affiliates as a result of, such general solicitation); or (ii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Acquired Companies to cease doing business with the Acquired Companies, or in any way materially interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Acquired Companies, on the other hand (including, without limitation, making any disparaging statements or communications regarding the Acquired Companies).

(f) Remedy for Breach. Seller acknowledges and agrees that in the event of a breach by Seller of any of the provisions of this Section 6.2, the Acquired Companies and Buyer would be irreparably harmed and monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Acquired Companies, Buyer and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Section 6.2, in each case without the requirement of posting a bond or proving actual damages.

(g) Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 6.2 is invalid or unenforceable, the parties agree that, to the extent permitted under applicable Law, the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(h) Acknowledgment. Seller acknowledges and agrees that (i) the covenants and agreements set forth in Sections 6.2(d) and 6.2(e) are in additional consideration of the agreements and covenants of Buyer and Seller hereunder and were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties if Seller or its Affiliates breached the provisions set forth in Sections 6.2(d) or 6.2(e), and (ii) the restrictions contained in Sections 6.2(d) and 6.2(e) are reasonable in all respects (including with respect to subject matter, time period and geographical area) and are necessary to protect

Buyer’s interest in, and the value of, the Transferred Interests and the Acquired Companies (including, the goodwill inherent therein). Seller further acknowledges and agrees that Seller is the record and beneficial owner of the Transferred Interests and, as such, will obtain a substantial benefit from the consummation of the transactions contemplated hereby.

Section 6.3 Conduct of the Acquired Companies’ Business. Seller agrees that, during the period from the date hereof until the earlier of the Closing Date or the termination of this Agreement, except as (i) otherwise contemplated by this Agreement, (ii) set forth in Section 6.3 of the Seller Disclosure Schedule, (iii) consented to by Buyer in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or (iv) required by any Contract to which Seller or the Acquired Companies are party or by any Law, Seller (x) shall cause the Acquired Companies to conduct their respective business and operations in the ordinary course of business consistent with past practice and consistent with Prudent Industry Practices, and (y) subject to the foregoing, shall not with respect to the Business, and shall cause each of the Acquired Companies in the Wholly-Owned Group not to, and to the extent within the power of Seller, shall cause each of the Acquired Companies in the Partially-Owned Group not to, and to the extent Seller does not have such power with respect to such Acquired Companies in the Partially-Owned Group, shall use its commercially reasonable efforts to cause each such Acquired Company in the Partially-Owned Group not to, as applicable:

(a) authorize or effect any change in any Acquired Company’s Charter Documents in any manner adverse to Buyer;

(b) (1) acquire any membership interests or securities to be owned by or on behalf of the Acquired Companies, or (2) redeem, issue, sell or otherwise dispose of any of the Transferred Interests or any of the membership interests (or other ownership interests) of the Acquired Companies;

(c) issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation that in each case is Indebtedness of an Acquired Company, other than Seller Intercompany Debt and Target Company Intercompany Debt incurred in the ordinary course of business consistent with past practice, or enter into any physical or financial electricity hedge contracts, currency or interest rate hedge contracts, exchange-traded futures or options transactions, over-the-counter transactions or derivatives thereof, interest rate swap agreements or similar transactions;

(d) issue or procure outside the ordinary course of business consistent with past practice any new guarantee or letter of credit that would constitute Existing Credit Support under this Agreement that will continue to be in effect beyond the Closing Date;

(e) cancel, compromise or settle any material claim, or waive or release any material rights, of any Acquired Company or relating to the Business, including the Texas PURPA Action;

(f) enter into, adopt, amend, alter, or terminate any Employee Benefit Plan, except as required to maintain qualification under, or to otherwise comply with the requirements of, the Code, applicable Law or the terms of any Employee Benefit Plan as in effect on the date hereof; provided, that nothing contained herein shall prohibit Seller from taking actions generally applicable to employees of Seller and its Affiliates in the ordinary course of business;

(g) authorize, grant or agree to grant, guarantee, offer or pay any increase in the wages, salary, bonus or other compensation, remuneration or benefits of any Company Employee or director of the Acquired Companies except (1) as required under applicable Law or any Employee Benefit Plan as in effect on the date hereof, (2) pursuant to the Acquired Companies regularly scheduled annual salary increases or (3) with respect to Company Employees other than officers, directors or managers, in the ordinary course of business consistent with past practice;

(h) subject to Section 6.8(a), transfer the employment of any individual to (y) any Acquired Company from Seller or any of its Affiliates or (z) the Seller or any of its Affiliates from any Acquired Company, or otherwise materially change the job functions of any individual, so as to either (i) cause such individual who is a Designated Employee to cease to be a Designated Employee or (ii) cause such individual who is not a Designated Employee to become a Designated Employee;

(i) subject to Section 6.8(a), terminate the employment (other than for cause) of any individual who is or would be a Company Employee whose employment is or would be on terms that could reasonably be expected to result in the payment of total annual compensation in excess of $150,000;

(j) hire any individual who would be a Company Employee on any basis other than an “at-will” employment or offer or promise any severance benefits or similar benefits payable upon termination of employment to any individual who is or would be a Company Employee;

(k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(l) acquire (by merger, amalgamation, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit;

(m) acquire the interests of any minority interest owner of any Acquired Company unless all purchase price payment obligations, including any post-closing payment obligations with respect to purchase price adjustment, earn-outs or other similar payment obligations with respect to such acquisition are fully satisfied prior to the Closing Date or would be reflected as Current Liabilities on the Closing Balance Sheet;

(n) with respect to the Acquired Companies or the income, assets or operations of the Acquired Companies, except as consistent with past practice:

(i) make any changes in reporting for Taxes or Tax accounting methods; (ii) make or rescind any material Tax election; (iii) file any material amended Tax Return or claim for refund of material Taxes; (iv) settle or compromise any Tax liability or refund claim other than any such liability or claim that is de minimis; or (v) incur any material liability for Taxes other than in the ordinary course of business;

(o) amend any Material Contract or enter into any Contract that would constitute a Material Contract under this Agreement outside of the ordinary course of business;

(p) with respect to the Development Projects, (i) enter into any Occupancy Agreement on terms materially different than the terms of Occupancy Agreements in effect as of the date hereof, (ii) obtain any Permit that contains materially different requirements or other terms than Permits in effect as of the date hereof, (iii) enter into any interconnection or transmission agreements on terms materially different than the terms of similar agreements in effect as of the date of this Agreement, (iv) enter into any power purchase agreement or (v) without limiting the limitations in subsection (o) of this Section 6.3, amend or waive any right with respect to any of the power purchase agreements in respect of the Michigan Wind Projects (other than a legally-binding, permanent waiver with respect to any automatic termination of any such power purchase agreement);

(q) create or incur any Encumbrance (other than Permitted Encumbrances) on the material properties or assets of the Acquired Companies;

(r) make any material changes with respect to its financial accounting principles or procedures (other than as required by changes in GAAP);

(s) sell, lease, grant or otherwise transfer or dispose of any material assets or properties of the Acquired Companies except in the ordinary course of business consistent with past practice and consistent with Prudent Industry Practices; or

(t) agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (a) through (s).

Section 6.4 Access to Information.

(a) Subject to this Section 6.4, Seller shall, and shall prior to Closing cause the Acquired Companies and their respective Representatives to, afford the Representatives of Buyer reasonable access during normal business hours, in such a manner as to not interfere with normal operations of Seller and the Acquired Companies, to the officers, directors, properties, offices and other facilities of Seller and the Acquired Companies and to all Books and Records, and shall furnish Buyer with all financial, operating and other data and information with respect to the business and properties of the Acquired Companies as Buyer, through its officers, employees or agents, may reasonably request; provided, however, that the foregoing shall not require Seller or the Acquired Companies to provide any such access or furnish any such information that in its reasonable judgment would result in the disclosure of any trade secrets of third parties or violate any Law or violate any obligations with respect to confidentiality or, in the reasonable judgment of Seller, compromise or constitute a waiver of any attorney-client privilege of Seller or the Acquired Companies. In exercising its rights hereunder, Buyer shall conduct itself so as not to interfere in the conduct of the business of Seller and the Acquired Companies prior to Closing.

(b) From and after the date hereof until the Closing Date, Seller shall, and shall cause the Acquired Companies to, give Buyer prompt written notice of the receipt by Seller or any Acquired Company of (i) any notice of termination of, or intent to terminate, any Material Contract other than any expiration of any such Material Contract in accordance with its terms, or (ii) any notice of any claim or cause of action (including relating to availability) against it, including for liquidated damages or other monetary damages, under any Material Contract (including a power purchase or sale agreement).

(c) From and after the date hereof until the Closing Date, Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Seller, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect (but, in either case, only to the extent that Seller or Buyer, as the case may be, is aware of such representation or warranty becoming untrue or inaccurate); provided, however, that solely for purposes of this clause (i), in the case of any representation or warranty that is limited to as of the date of this Agreement or some other specific date, the occurrence of such representation and warranty becoming untrue or inaccurate shall be determined as if such limitation as to when such representation and warranty was made was not included therein, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement (but only to the extent that Seller or Buyer, as the case may be, is aware of such failure to so comply with or satisfy such covenant, condition or agreement); provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. In no event shall any failure by Seller or Buyer to provide any such prompt notice entitle the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, to any remedies other than those remedies which such Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, are entitled to pursuant to this Agreement as a result of the untrue or inaccurate representation or warranty or failure to comply with or satisfy a particular covenant (other than this Section 6.4(c)), condition or agreement giving rise to Seller’s or Buyer’s, as the case may be, obligation to provide such notice.

(d) From and after the date hereof until the Closing Date, Seller shall deliver or cause to be delivered to Buyer, within five (5) Business Days of being available, copies of any and all (i) regularly prepared final monthly, quarterly and annual financial statements (whether or not audited or consolidated) of the Acquired Companies, (ii) written reports prepared for the monthly business review meeting of the Target Company’s management, (iii) written monthly project operating reports prepared in the ordinary course of business by the Acquired Companies or Seller or its Affiliates that relate to the Acquired Companies, (iv) material Tax Returns filed with any Governmental Entity by any Acquired Company, and all written material correspondence received from or exchanged with any Governmental Entity by any Acquired Company or with respect to any Acquired Company or its properties, assets or liabilities, notably in respect of any audits, examinations or similar proceedings or any rulings or proposed rulings (the Parties understand that correspondence provided under this clause may include redacted portions of such correspondence that are unrelated to the Acquired Companies), and (v) material filings made by the Acquired Companies with applicable state or local utility commissions or regulatory bodies, FERC and any other Governmental Entity.

(e) As reasonably requested by Buyer from time to time, Seller shall use commercially reasonable efforts to facilitate the transition of the Acquired Companies’ use of Seller’s and its Affiliates’ infrastructure and information technology systems to Buyer’s and its Affiliates’ infrastructure and information technology systems.

Section 6.5 Filings and Authorizations; HSR Act Filing.

(a) Seller and the Acquired Companies, on the one hand, and Buyer, on the other hand, shall file, as soon as reasonably practicable, all necessary registrations and filings, including, but not limited to, filings under the HSR Act or similar Law or regulation of any Governmental Entity, and will thereafter provide any additional or supplemental information requested by any Governmental Entity.

(b) Seller and the Acquired Companies, on the one hand, and Buyer, on the other hand, shall file or cause to be filed, as soon as reasonably practicable, with the applicable Governmental Entities all necessary filings in connection with the Seller Required Approvals and the Buyer Required Approvals, and will thereafter provide such Governmental Entities with any additional or supplemental information or filings requested by such Governmental Entities.

(c) Each of Buyer and Seller further agrees that it will, and will cause its Affiliates to, comply with any applicable post-Closing notification or requirements of any antitrust, trade competition, investment control reporting or similar Law or regulation of any Governmental Entity with competent jurisdiction. Each of Buyer and Seller agrees to cooperate with and promptly to consult with, to provide any reasonably available information with respect to, and to provide, subject to appropriate confidentiality provisions, copies of all presentations and filings to any Governmental Entity to the other party or its counsel.

(d) In addition to the agreements set forth in Sections 6.5(a) through 6.5(c) above, Buyer shall use commercially reasonable efforts to ensure that the consents, approvals, waivers or other authorizations from Governmental Entities, including clearance under the HSR Act and by FERC, are obtained as promptly as practicable. Notwithstanding anything to the contrary in this Agreement, under no circumstances will Buyer or its Affiliates (including, for this purpose, the Acquired

Companies) be required as a condition of such consents, approvals, waivers or other authorizations to divest, sell or hold separate any of its or its Affiliates’ (including, for this purpose, the Acquired Companies’) assets, businesses or properties, or otherwise agree to any restrictions or limitations (other than those applicable to all recipients of such consents, approvals, waivers or other authorizations) on the ongoing operations or businesses of Buyer and/or its Affiliates (including, for this purpose, the Acquired Companies) (any of the foregoing, a “Burdensome Condition”).

(e) Prior to Closing, Seller shall cause the applicable Acquired Company to elect to opt out of public utility regulation pursuant to Kansas Statutes Annotated 66-104(e).

Section 6.6 Replacement of Existing Credit and Other Seller Support. Prior to the Closing Date, Seller and Buyer shall cooperate and Buyer shall use commercially reasonable efforts to terminate, or cause Buyer or, if it is able to do so, one of its Affiliates to be substituted in all respects for Seller and any of its Affiliates in respect of, all obligations of Seller or any of its Affiliates under the Existing Credit Support set forth in Section 4.18(a) of the Seller Disclosure Schedule and any Existing Credit Support issued or procured in accordance with Section 6.3. With respect to any Existing Credit Support described in the immediately foregoing sentence that remains outstanding after the Closing Date (the “Outstanding Credit Support”), (a) Buyer shall continue to use commercially reasonable efforts to terminate, or cause Buyer or, if it is able to do so, one of its Affiliates to be substituted in all respects for Seller and any of its Affiliates in respect of, all obligations of Seller or any of its Affiliates under such Outstanding Credit Support, (b) subject to Seller’s indemnification obligations under Article 9, Buyer shall, and shall cause the Acquired Companies to, jointly and severally, indemnify and hold harmless Seller and its Affiliates for any Losses arising from such Outstanding Credit Support, including, without limitation, for any amounts owed to developers pursuant to the Contracts listed in Section 6.6 of the Seller Disclosure Schedule, and (c) Buyer shall not permit any Acquired Company to (i) renew or extend the term of or (ii) increase its obligations under, or transfer to another third party, any loan, lease, Contract or other obligation for which Seller or any of its Affiliates is or would reasonably be expected to be liable under such Outstanding Credit Support. After the Closing, to the extent that Seller or any of its Affiliates has performance obligations under any Outstanding Credit Support, Buyer will use commercially reasonable efforts to (x) perform such obligations on behalf of Seller or any of its Affiliates or (y) otherwise take such action as reasonably requested by Seller so as to put Seller or any of its Affiliates in the same position as if Buyer, and not Seller or any of its Affiliates, had performed or were performing such obligations.

Section 6.7 Use of Corporate Name. Within five (5) Business Days after the Closing Date, Buyer shall cause the Target Company, as well as any other Acquired Company (if applicable and to the extent the following required actions would be solely within Buyer’s control using commercially reasonable efforts), to change its name to a name that does not include “Deere,” “John Deere,” “JD,” “John Deere Renewables,” “John Deere Wind Energy,” “John Deere Credit,” or “Deere & Company” or any portion, variation, or derivative thereof or any name or mark confusingly similar thereto (the “Seller Names and Marks”), to amend its certificate of formation (or equivalent organization document and any d/b/a or assumed name), as applicable, to remove any reference to the Seller Names and Marks, and to provide evidence of such change and amendment to Seller. Promptly following the Closing, and in any event no later than sixty (60) days after the Closing Date, Buyer shall cause each of the Acquired Companies to (i) cease all use of the Seller Names and Marks and any trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, or other similar designations of source or origin containing any Seller Name and Mark, and (ii) cease to hold themselves out as having any affiliation with Seller or any of its Affiliates. In furtherance thereof, as soon as practicable, but in no event later than sixty (60) days following the Closing Date, Buyer shall cause each of the Acquired Companies to remove, strike over, or otherwise obliterate all Seller Names and Marks from all assets and other materials owned by the Acquired Companies, including any equipment, machinery, vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software, and other materials and systems. Any use by the Acquired Companies of any of the Seller Names and Marks as permitted in this Section 6.7 shall be in a form and manner, and with standards of quality, of that in effect for the Seller Names and Marks as of the Closing Date and shall not reflect negatively on such Seller Names and Marks or on Seller or its Affiliates. Seller shall have the right to terminate the foregoing license, effective immediately, if Buyer or its Affiliates fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of Seller in relation to the use of the Seller Names and Marks and fail to cure such failure to comply within thirty (30) days following receipt from Seller of written notice of such failure to comply. Buyer shall indemnify and hold harmless the Seller Indemnified Parties for any Losses arising from or relating to the use by Buyer or any of its Affiliates of the Seller Names and Marks pursuant to this Section 6.7.

Section 6.8 Employees and Employee Benefits.

(a) Prior to the Closing Date, Seller or its Affiliates shall transfer the employment of each Designated Employee employed by Seller or any of its Affiliates (other than the Acquired Companies) to the Target Company. Prior to Closing, Seller (i) will provide access, as reasonably requested by Buyer, to the Designated Employees for purposes of Buyer’s determination whether to make post-Closing offers of employment to such Designated Employees, but (ii) will not provide the written notice, which is contemplated in the retention agreements previously granted by the Target Company as a condition to receiving retention bonuses, to any Designated Employee who has received an Employment Offer (i.e., notice that the Designated Employee’s services are no longer needed by Seller or its Affiliates) (the “Termination Notice”), unless and until (x) such Designated Employee has notified Seller that he or she will not be accepting such offer and (y) Seller has determined, in good faith, that the termination of such Designated Employee’s employment prior to the Closing will not prevent Seller from fulfilling its obligations under this Agreement, including, without limitation, those set forth in Section 6.3. The foregoing notwithstanding, Seller will not provide a Termination Notice to any of the Designated Employees listed on Section 6.8(a) of the Seller Disclosure Schedule, with an effective date earlier than the Closing Date. For purposes of this Agreement, an “Employment Offer” shall mean an offer of “at will” employment that (1) sets forth the material terms and conditions of employment with Buyer or its Affiliates, and (2) is made by Buyer or its Affiliates no later than September 30, 2010. Buyer and Seller shall coordinate regarding the timing for the making of Employment Offers. In that regard, it is the present intention of Buyer and Seller that Employment Offers will be made by Buyer during the last two (2) weeks of September, and that employees will be given at least two (2) weeks during which to accept any offer so extended. Effective no later than the Closing Date, Seller or its Affiliates shall terminate the employment of all Company Employees employed by any of the Acquired Companies that are not Transferred Employees.

(b) As of the Closing Date, Seller shall cause the Acquired Companies to cease being participating employers under each Employee Benefit Plan. Seller shall or shall cause the Acquired Companies to notify Designated Employees in accordance with applicable Law that, as of the Closing Date, Designated Employees shall cease to accrue any further benefits as active participants and shall have no rights to continue as active participants in the Employee Benefit Plans (without derogation of their rights as vested, terminated participants). Seller shall cause all Transferred Employees who are not vested in benefits accrued under the Employee Benefit Plans listed in Section 6.8(b) of the Seller Disclosure Schedule in which they participate to become fully vested as of the Closing Date, and Buyer shall credit Transferred Employees’ service with Seller under Buyer’s comparable plans to such Employee Benefit Plans in which they are eligible to participate for purposes of eligibility and vesting (but not benefit accrual) following the Closing Date.

(c) Seller shall retain sole responsibility and liability, and shall hold harmless the Buyer Indemnified Parties from and against any and all Losses incurred by any Buyer Indemnified Party, by reason of any (i) obligations with respect to Business Employees for all periods prior to Closing, including, without limitation, for amounts due and owing under retention agreements previously executed by Seller with such employees, (ii) except as expressly provided in subparagraph (d) hereof, obligations of any kind relating to the Employee Benefit Plans (whether relating to periods before, on or after the Closing Date), (iii) obligations of any kind relating to change of control payments, sale bonuses, retention payments, severance payments, termination payments and similar payments arising under agreements or arrangements with Seller or its Affiliates (including the Acquired Companies) in place on or prior to the Closing Date (whether relating to periods before, on or after the Closing Date) and (iv) incentive compensation earned or accrued by each Business Employee as of October 31, 2010 (including short and mid-term incentives for the fiscal year ending as of such date), which compensation Seller shall pay to such Business Employee in the ordinary course.

(d) Seller shall be responsible for all legally mandated continuation of health care coverage for all Business Employees and any of their covered dependents who experience a qualifying event on or before the Closing Date. Buyer shall be responsible for all legally mandated continuation of health care coverage for all Transferred Employees and their covered dependents who experience a qualifying event after the Closing Date.

(e) Without limiting the generality of Section 10.13, this Section 6.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.8, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 6.8, and no provision of this Section 6.8 will (i) create any third party beneficiary rights in any current or former Business Employee or officer, director or individual independent contractor of the Acquired Companies in respect of continued employment (or resumed employment) or service or any other matter and (ii) be construed to establish or amend any compensation or benefit plan, agreement or arrangement.

Section 6.9 Transition Services. Prior to the Closing Date, Seller and Buyer shall cooperate and shall use their respective commercially reasonable efforts to agree on the services to be provided by Seller post-Closing pursuant to the Transition Services Agreement. The services to be provided by Seller thereunder shall be limited to information technology, accounting and financial services and such other services provided by Seller and its Affiliates (other than the Acquired Companies) during the twelve month period prior to the Closing, as reasonably requested by Buyer, all in a manner similar to those provided during such period by Seller or its Affiliates (other than the Acquired Companies) or employees retained by Seller or its Affiliates (other than the Acquired Companies) following the Closing, as well as office space and services related thereto. All services shall have the term set forth in the Transition Services Agreement, but, in no event, more than six (6) months commencing with the Closing Date. In connection with the provision of such services, the Transition Services Agreement shall provide for fees approximating Seller’s costs (including the costs of employees providing such services), plus five percent (5%).

Section 6.10 Intercompany Accounts. Prior to or at Closing, Seller shall, and shall cause its Affiliates to, settle (whether in the ordinary course of business or, in Seller’s or its Affiliates’ discretion, by way of capital contribution, dividend or otherwise) or otherwise cancel, all Seller Intercompany Debt and Target Company Intercompany Debt (other than that owed by an Acquired Company in the Partially-Owned Group), outstanding as of the Closing. Prior to or at Closing, Seller shall deliver to Buyer evidence of such settlement or cancellation of all such Seller Intercompany Debt and Target Company Intercompany Debt in such form and substance as is reasonably acceptable to Buyer. Prior to the Closing, Seller shall, and shall cause its Affiliates to, repay and discharge all Third-Party Debt other than the Third-Party Debt set forth in Section 4.18(b) of the Seller Disclosure Schedule. Prior to or at Closing, Seller shall deliver to Buyer evidence of such repayment and discharge of such Third-Party Debt (other than the Third-Party Debt set forth in Section 4.18(b) of the Seller Disclosure Schedule), if any, in such form and substance as is reasonably acceptable to Buyer.

Section 6.11 Commercially Reasonable Efforts. Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including, but not limited to, (a) the satisfaction of the conditions precedent to the obligations of any of the parties hereto, (b) the obtaining of consents, waivers or approvals of any third parties under the Material Contracts, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder, and (d) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement. Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that neither Seller nor Buyer shall have any obligation to pay any consideration or to offer to grant, or agree to, any financial or other accommodation in order to obtain any third-party consents, waivers and approvals.

Section 6.12 Tax Matters.

(a) Transfer Taxes. All Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement shall be borne equally by Seller and Buyer. Buyer shall prepare and file when due all necessary documentation and Tax Returns with respect to such Transfer Taxes. Buyer shall provide such documentation or Tax Returns to Seller for review and comment at least thirty (30) days prior to the due date for the filing of such documentation or Tax Returns. Buyer shall include, in the documentation or Tax Returns filed, all reasonable comments provided by Seller. Seller shall pay to Buyer its share of the Transfer Taxes reflected thereon on or prior to such filing due date. Buyer shall timely remit, or cause to be timely remitted, all Transfer Taxes. Buyer and Seller shall cooperate reasonably and in good faith in order to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(b) Tax Returns. Except as otherwise provided in Section 6.12(a):

(i) Seller shall prepare and timely file, or cause to be prepared and timely filed, (A) all Tax Returns that are required to be filed by or with respect to the income, assets or operations of the Target Company and each Acquired Company comprising the Wholly-Owned Group for taxable years or periods ending on or before the Closing Date, and (B) all Tax Returns that are required to be filed by Seller with respect to the income, assets or operations of each Acquired Company comprising the Partially-Owned Group for taxable years or periods ending on or before the Closing Date. Seller shall timely remit, or cause to be timely remitted, all Taxes due in respect of such Tax Returns, but only to the extent any such Taxes exceed the accruals and reserves for such Taxes included as Current Liabilities for purposes of determining the Closing Net Working Capital.

(ii) To the extent within the power of Seller, Buyer or any of their Affiliates using commercially reasonable efforts, Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns that are required to be filed by each Acquired Company comprising the Partially-Owned Group for taxable years or periods ending on or before the Closing Date.

(iii) Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns that are required to be filed by the Target Company and each Acquired Company comprising the Wholly-Owned Group for taxable years or periods beginning on or before, and ending after, the Closing Date. Buyer shall timely remit, or cause to be timely remitted, all Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with past practice. Not later than thirty (30) days prior to the due date for filing of each such Tax Return, Buyer shall provide Seller with a draft copy of such Tax Return for review and comment, and Buyer shall include, in the Tax Return filed, all reasonable comments provided by Seller with respect to any such draft copy not later than five (5) days prior to such due date.

(iv) To the extent within the power of Buyer or any of its Affiliates using commercially reasonable efforts, Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns that are required to be filed by each Acquired Company comprising the Partially-Owned Group for taxable years or periods beginning on or before, and ending after, the Closing Date. To the extent within the power of Buyer or any of its Affiliates using commercially reasonable efforts, Buyer shall timely remit, or cause to be timely remitted, all Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with past practice. Not later than thirty (30) days prior to the due date for filing of each such Tax Return, Buyer shall provide Seller with a draft copy of such Tax Return for review and comment, and Buyer shall include, in the Tax Return filed, all reasonable comments provided by Seller with respect to any such draft copy not later than five (5) days prior to such due date.

(v) Buyer shall not amend, refile or otherwise modify, or cause or permit to be amended, refiled or otherwise modified, any Tax Return filed by any Acquired Company for any taxable year or period beginning on or before the Closing Date.

(c) Straddle Period Tax Liabilities.

(i) Upon the written request of Buyer setting forth in detail the computation of the amount owed, Seller shall pay to Buyer, no later than three (3) days prior to the due date for the applicable Tax Return, Seller’s Allocable Share of the Taxes for which Seller is liable pursuant to Section 6.12(c)(ii) but which are payable with any Tax Return to be filed by Buyer pursuant to Section 6.12(b), but only to the extent any such Taxes exceed the accruals and reserves for such Taxes included as Current Liabilities for purposes of determining the Closing Net Working Capital.

(ii) Seller and Buyer shall apportion or allocate all Taxes of or with respect to an Acquired Company or the income, assets or operations of any Acquired Company for a taxable year or period beginning on or before, and ending after, the Closing Date between the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books in accordance with Section 706 of the Code, if applicable, except that Taxes (such as real or personal property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

(d) Assistance and Cooperation. After the Closing Date, (i) Buyer shall (and shall cause its Affiliates to) assist Seller in preparing any Tax Returns that Seller is responsible for preparing and filing in accordance with Section 6.12(b), (ii) Seller shall (and shall cause its Affiliates to) assist Buyer in preparing any Tax Returns that Buyer is responsible for preparing and filing in accordance with Section 6.12(b), and (iii) Buyer and Seller shall (and shall cause their respective Affiliates to) cooperate fully in preparing for any audits of, or disputes with any Governmental Entity regarding, any Tax Returns by or with respect to any Acquired Company or with respect to the income, assets or operations of any Acquired Company.

(e) Audits. Buyer and Seller shall notify the other Party regarding, and within ten (10) days after, the receipt by Buyer, Seller or any of their Affiliates (including the Acquired Companies) of notice of any inquiries, claims, assessments, audits or similar events with respect to (i) Taxes of or with respect to any Acquired Company or with respect to the income, assets or operations of any Acquired Company to the extent relating to any taxable year or period (or portion thereof) ending on or before the Closing Date, or (ii) any matter for which Seller may be obligated to provide indemnity pursuant to Section 9.1(a)(ix) (collectively, the “Seller Tax Claims”). Seller, at its sole cost and expense, shall control the resolution of any Seller Tax Claim with respect to Taxes of or with respect to any Acquired Company; provided, however, that Buyer and its Affiliates and counsel of their choice shall have the right to participate fully in all aspects of the prosecution or defense of such Seller Tax Claim (at Buyer’s cost and expense). Seller shall not settle or compromise any Seller Tax Claim that could adversely affect Buyer, the Acquired Companies, or any Affiliate of the foregoing without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, Seller shall control any such resolution with respect to Taxes of any Acquired Company comprising the Partially-Owned Group only to the extent within the power of Seller, Buyer or any of their Affiliates using commercially reasonable efforts.

(f) Carrybacks. Following the Closing Date, Buyer shall, and shall cause the Target Company and the Acquired Companies comprising the Wholly-Owned Group and, to the extent within the power of Buyer or any of its Affiliates using commercially reasonable efforts, the Acquired Companies comprising the Partially-Owned Group to, waive the right to carryback to any taxable year or period (or portion thereof) ending on or before the Closing Date any income tax losses, credits or similar items attributable to any Acquired Company.

(g) Final Base Purchase Price Allocation. As soon as practicable after the Closing Date, but in no event more than ninety (90) days after the Closing, Buyer shall deliver to Seller a statement (the “Allocation Schedule”) setting forth an allocation, for U.S. federal income tax purposes, of the Final Base Purchase Price, plus any liabilities deemed assumed for U.S. federal income tax purposes, among the Acquired Companies’ assets. If within thirty (30) days after Seller’s receipt of the Allocation Schedule, Seller notifies Buyer in writing that Seller objects to any allocation set forth in the Allocation Schedule, Buyer and Seller shall use reasonable best efforts to resolve such objection within twenty (20) days after such notification. In the event that Buyer and Seller are unable to resolve such objection within twenty (20) days after such notification, Buyer and Seller shall jointly retain the Auditor to resolve the disputed item. The Auditor shall resolve all disputed items submitted to it for resolution within twenty (20) days after submission, and such resolution shall be final, binding and conclusive on Buyer and Seller. Upon resolution of all disputed items by Buyer and Seller, or by the Auditor, the allocations reflected on the Allocation Schedule shall be adjusted to reflect such resolution (the Allocation Schedule, including all such adjustments, if any, the “Final Allocation Schedule”). The fees, costs and expenses of the Auditor in resolving any such dispute shall be borne by the party which, in the sole and conclusive judgment of the Auditor, is not the prevailing party, or if the Auditor determines that neither Buyer nor Seller is the prevailing party, then such fees, costs and expenses shall be borne equally by Buyer and Seller. To the extent permitted by Law, Buyer and Seller shall (i) timely file with each relevant Governmental Entity all forms and Tax Returns required to be filed in connection with the allocations set forth in the Final Allocation Schedule, (ii) be bound by such allocations for purposes of determining Taxes, (iii) prepare and file, and cause its respective Affiliates to prepare and file, its Tax Returns on a basis consistent with such allocations, and (iv) not take any position, or cause its respective Affiliates to take any position, inconsistent with such allocations on any Tax Return, in any audit or proceeding before any Governmental Entity or in any report made for Tax purposes; provided, however, that, notwithstanding anything in this Section 6.12(g) to the contrary, the parties shall be permitted to take a position inconsistent with that set forth in the Final Allocation Schedule if required to do so by a final and non-appealable decision, judgment, decree or other order by any court of competent jurisdiction. Adjustments pursuant to Section 2.5 and Section 2.6 and other post-Closing adjustments, if any, to the Final Base Purchase Price, and to any liabilities deemed assumed for U.S. federal income tax purposes, shall be allocated among the assets to which the adjustments relate.

(h) Tax Refunds. Upon receipt, Buyer shall promptly forward to Seller Buyer’s Allocable Share (at the time of such receipt) of any refund, rebate, abatement, reduction or other recovery (whether direct or indirect through a right of setoff or credit) of Taxes of or with respect to any Acquired Company or with respect to the income, assets or operations of any Acquired Company, and any interest received thereon, with respect to any taxable year or period (or portion thereof) ending on or before the Closing Date.

(i) 754 Elections. With respect to each Acquired Company comprising the Partially-Owned Group for which the election provided for under Section 754 of the Code is not already in effect, Seller shall obtain all consents and approvals from all third parties reasonably anticipated to be required in order to make (or cause to be made) such election with respect to the taxable year of such Acquired Company in which the Closing Date occurs.

(j) Section 338(h)(10) Election. At Buyer’s option, Seller and Buyer shall join in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state tax law) on Form 8023 or in such other manner as may be required by rule or regulation of the IRS, with respect to the acquisition of JDWE, LLC. Buyer will prepare and file the forms necessary for such election and will provide such forms to Seller at least sixty (60) days prior to the due date of filing. Seller shall deliver to Buyer at least thirty (30) days prior to the due date of filing such completed forms as are required to be filed under Section 338(h)(10) of the Code (and analogous provisions of state tax law).

Section 6.13 Pending Actions. Following the Closing, except with respect to Taxes, Buyer shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all of the Buyer Actions, provided that Buyer shall not consent to the entry of judgment or enter into any settlement with respect to a Buyer Action without the prior written consent of the Seller Indemnified Parties that are parties to such Buyer Action (not to be unreasonably withheld, delayed or conditioned) unless the judgment or proposed settlement involves (a) only the payment of money, (b) does not impose an injunction or other equitable relief upon the Seller Indemnified Parties and (c) includes as a term thereof the release of the Seller Indemnified Parties from all liability with respect to such Buyer Action. As soon as practicable following the Closing, Buyer shall, and shall cause each of the Acquired Companies to, use its commercially reasonable efforts to have any Seller Indemnified Parties removed as parties to any Buyer Action in which they are named parties as soon as is reasonably practicable. From and after the Closing, Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties against any and all obligations, penalties, damages, judgments, settlements, claims, payments, fines, interest, costs and expenses, demands, assessments, liabilities and awards incurred by the Seller Indemnified Parties arising or resulting from, or relating to, any Buyer Action, except for any such obligations, penalties, damages, judgments, settlements, claims, payments, fines, interest, costs and expenses, demands, assessments, liabilities or awards arising or resulting from, or relating to, any fraud or willful misconduct by any such Seller Indemnified Party.

Section 6.14 Post-Closing Access; Preservation of Records.

(a) From and after the Closing, Seller will make or cause to be made available to Buyer and its Representatives all books, records and documents of Seller and its Affiliates not transferred to Buyer and relating to the Business (and the reasonable assistance of personnel responsible for such books, records and documents) during regular business hours; provided, however, that access to such books, records, documents and employees will not unreasonably interfere with the normal business operations of Seller and its Affiliates and the reasonable out-of-pocket expenses of Seller and its Affiliates incurred in connection therewith will be paid by Buyer. Seller will, and will cause its Affiliates to, use commercially reasonable efforts to maintain and preserve all such books, records and other documents for seven (7) years after the Closing Date.

(b) Following the Closing and subject to applicable Law, Buyer will, and will cause its Affiliates to, make or cause to be made available to Seller and its Representatives all books, records and documents in connection with any matters relating to the conduct of the Business prior to the Closing, and to its personnel having knowledge of the whereabouts and/or contents of such books, records and documents as requested by Seller for any reasonable purpose related to Seller’s ownership of the Acquired Companies or operation of the Business; provided, however, that access to such books, records, documents and employees will not unreasonably interfere with the normal business operations of Buyer and its Affiliates and the reasonable out-of-pocket expenses of Buyer and its Affiliates incurred in connection therewith will be paid by Seller. Buyer will, and will cause its Affiliates to, use commercially reasonable efforts to maintain and preserve all such books, records and other documents for seven (7) years after the Closing Date.

Section 6.15 Further Assurances. In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the parties hereto shall take such further action (including the execution and delivery of such further documents and instruments) as a party hereto may reasonably request, all at the sole expense of the requesting party (unless the action requested should have been taken prior to the Closing, in which case the party that would have borne the expense of taking such action had it been taken prior to the Closing shall bear such expense).

Section 6.16 Contracts To Be Terminated. Buyer and Seller acknowledge and agree that the limited liability company operating agreement presently in effect relating to the Target Company, as well as the intercompany agreements identified on Section 6.16 of the Seller Disclosure Schedule, shall be deemed terminated as of the Closing Date and of no further force or effect.

Section 6.17 ITC Grant Proceeds. If and to the extent any ITC Grant Proceeds are received in respect of the Michigan Wind Projects, Buyer and Seller acknowledge and agree that such ITC Grant Proceeds shall be the sole property of Buyer and its Affiliates (including the Acquired Companies) and that Buyer and its Affiliates (including the Acquired Companies) shall be entitled to retain such ITC Grant Proceeds without any obligation to return or remit to Seller or any of its Affiliates, or reimburse Seller or any of its Affiliates for, such ITC Grant Proceeds. For the avoidance of doubt, Seller makes no representation regarding (i) the eligibility of any of the Development Projects for an ITC Grant or (ii) whether any Person is or may be eligible to apply for an ITC Grant, or receive ITC Grant Proceeds, in respect of any of the Development Projects.

Section 6.18 BETC Monetization Proceeds.

(a) Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, Seller or any of its Affiliates (including the Acquired Companies) shall be entitled, to the extent not prohibited by the Charter Documents of the Oregon Project Entities, to (i) seek final certification under Or. Rev. Stat. Sections 469.185 to 469.225 (or any successors to such Sections) with respect to eligibility for a credit under Or. Rev. Stat. Section 315.354 (or any successor to such Section) in respect of any asset or assets owned by any Oregon Project Entity (an “Oregon BETC”), and (ii) transfer any Oregon BETC in exchange for a cash payment pursuant to Or. Rev. Stat. Section 469.206 (or any successor to such Section).

(b) Buyer acknowledges and agrees that any cash payment received by Seller or any of its Affiliates (including the Acquired Companies) pursuant to the procedures contemplated by the parties to the Charter Documents pursuant to the Charter Documents of the Oregon Project Entities in exchange for a transfer prior to the Closing Date of any Oregon BETC pursuant to Or. Rev. Stat. Section 469.206 (or any successor to such Section), irrespective of when such cash payment is received, shall be the sole property of Seller and its Affiliates (other than the Acquired Companies), and that Seller and its Affiliates (other than the Acquired Companies) shall be entitled to retain such cash payment without any obligation to return or remit to Buyer or the Acquired Companies, or reimburse Buyer or the Acquired Companies for, such cash payment. If Buyer or any of the Acquired Companies receives after the closing any cash payments in respect of any such pre-Closing transfer, then Buyer shall, and shall cause such Acquired Company to, forward such cash payment to Seller, and Buyer and Seller agree that Buyer, in forwarding, or causing to be forwarded, any such cash payment so received, is acting solely in the capacity of agent for Seller for purposes of collecting and remitting to Seller such cash payments to Seller in respect of such pre-Closing transfers.

(c) For each Oregon Project Entity that has not received, prior to the Closing Date, final certification or eligibility to participate in the relevant Oregon pass-through program under Or. Rev. Stat. Sections 469.185 to 469.225 (or any successors to such Sections) with respect to eligibility for an Oregon BETC (“Final Certification”), following the Closing Date, Buyer shall, and shall cause the applicable Oregon Project Entity, to the extent not prohibited by the Charter Documents of such Oregon Project Entity, to, at Seller’s sole cost and expense, continue to use commercially reasonable efforts to seek and receive such Final Certification or such pass-through eligibility. Once Final Certification or such pass-through eligibility is received, Buyer shall, and shall cause the applicable Oregon Project Entity, to the extent not prohibited by the Charter Documents of such Oregon Project Entity, to, comply with the provisions of Section 6.18(d).

(d) For each Oregon Project Entity that, prior to the Closing Date, has not transferred in exchange for a cash payment pursuant to Or. Rev. Stat. Section 469.206 (or any successor to such Section) (“Monetized”) any Oregon BETC, following the Closing Date, Buyer shall, and shall cause the applicable Oregon Project Entity, to the extent not prohibited by the Charter Documents of such Oregon Project Entity, to, at Seller’s sole cost and expense, use (or continue to use, as the case may be) commercially reasonable efforts to Monetize such Oregon BETC. Neither Buyer nor any of its Affiliates (including the Acquired Companies) shall have any liability for any failure to Monetize such Oregon BETCs in whole or in part. Within five (5) Business Days after the receipt by Buyer or any of its Affiliates (including the Oregon Project

Entities) of the proceeds of any Monetization of any Oregon BETC in accordance with this Section 6.18(d) and the applicable procedures set forth in the Charter Documents of the Oregon Project Entities, Buyer shall, or shall cause its applicable Affiliate to, remit to Seller, by wire transfer in immediately available funds to the account specified by Seller, an amount equal to the aggregate amount of such proceeds actually received by Buyer. All such proceeds received by Buyer or any of its Affiliates (including the Oregon Project Entities) shall, to the extent not prohibited by Law and the Charter Documents of the Oregon Project Entities, be treated by Buyer and all of its Affiliates for all Tax purposes as nontaxable receipts. In the event any such proceeds are treated as taxable income to Buyer or any of its Affiliates or the Oregon Project Entities, the amounts to be transferred to Seller pursuant to this Section 6.18(d) shall be the net after tax amounts distributed to Buyer (or its relevant Affiliate) from such Oregon Project Entity.

(e) If Seller so requests, Buyer shall, or shall cause the applicable Oregon Project Entity, to the extent not prohibited by the Charter Documents of such Oregon Project Entity, to, appoint Seller (or any of its Affiliates) to act as Buyer’s or the applicable Oregon Project Entity’s agent, at Seller’s sole cost and expense, in seeking such Final Certification and/or in Monetizing such Oregon BETC.

Section 6.19 Development Projects. Prior to the Closing, Seller shall use commercially reasonable efforts to permit the Michigan Wind 2 Project to commence construction to the extent required to maintain eligibility for the ITC Grant. Seller shall be deemed to have complied with this Section 6.19 and shall have no liability of any nature whatsoever in the event it is subsequently determined that the Michigan Wind 2 Project is not eligible for the ITC Grant for reasons relating to commencement of construction, if:

(a) Michigan Wind 2, LLC enters into a balance of plant construction agreement (or agreements with subcontractors for similar services), issues a notice to proceed thereunder such that physical work of a significant nature could commence on site before December 31, 2010 and, to the extent Closing has not yet occurred, that such physical work does commence prior to December 31, 2010; or

(b) the Target Company or one of the other Acquired Companies (i) enters into a binding letter agreement with Vestas-American Wind Technology, Inc. (“Vestas”), substantially in the form previously disclosed to Buyer (the “Written Proposal”), with such other changes as are deemed necessary or appropriate by the Target Company or such other Acquired Company, setting forth the terms and principles for entering into a definitive turbine supply agreement for the supply of fifty (50) V100-1.8MW wind turbines for the Michigan Wind 2 Project (the “Turbine Supply Agreement”), (ii) enters into the Turbine Supply Agreement no later than November 1, 2010, or such later date as shall be reasonably agreed upon by Buyer and Seller, and (iii) following the execution of the Turbine Supply Agreement, shall pay to Vestas an amount equal to (A) the amount set forth in the Written Proposal necessary to secure the delivery of (1) four (4) complete wind turbines or (2) completed nacelles and blade components with an aggregate value, together with clause (B), equal to at least five percent (5%) of the projected total value of the specified energy property for the Michigan Wind 2 Project, plus (B) five percent (5%) of the total contract price, representing the deposit (as such term is defined in the Written Proposal).

Seller agrees (x) to keep Buyer reasonably informed on the development of the Michigan Wind 2 Project, (y) to deliver copies of drafts of the balance of plant contract (or equivalent subcontracts) and the Turbine Supply Agreement and related agreements with the counterparties of such contracts as such drafts become available to Seller, and (z) not to enter into any such balance of plant contract, or the Turbine Supply Agreement, and not to agree to any changes to the Written Proposal, without the consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, any payment made pursuant to this Section 6.19 shall be taken into account when calculating Aggregate Interim Capital Expenditures For Development Projects in accordance with Section 2.4.

Section 6.20 Cash Management. From the date hereof through the Closing, Seller and its Affiliates (other than the Acquired Companies) shall continue to provide cash management services to the Acquired Companies in a manner consistent with past practice. Accordingly, at Closing, the Acquired Companies shall have a zero cash balance.

Section 6.21 Title Insurance Policies. With respect to each operating project for which Seller has not as of the date of this Agreement made available to Buyer a title insurance policy, prior to Closing Seller shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to cooperate with Buyer in connection with Buyer’s efforts to obtain an ALTA 2006 form title insurance commitment and/or title insurance policy issued by a national title insurance company reasonably acceptable to Buyer. Buyer and Seller shall be equally responsible for the costs and expenses incurred by Buyer prior to the Closing Date in connection with obtaining such title insurance commitments and/or title insurance policies. For the avoidance of doubt, Buyer and Seller acknowledge that receipt of the foregoing shall not be a condition to Closing.

Section 6.22 Exclusivity. Seller shall not take, nor shall it permit any of its Affiliates (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller or its Affiliates) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate or encourage any offer or inquiry from any Person to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, the sale, transfer or other disposition of any of the Transferred Interests, any of the membership interests (or other ownership interests) in the Acquired Companies or the Acquired Companies to any Person other than Buyer or its Affiliates or any material portion of the assets or properties of any of the Acquired Companies, in each case whether by merger, sale of membership interests (or other ownership interests), reorganization, recapitalization, joint venture, sale of assets or otherwise. If Seller (or any such Person acting for or on Seller’s behalf) receives from any Person (other than Buyer) any offer referred to above, Seller shall promptly, orally or in writing, advise Buyer of such offer but shall not be obliged to disclose the identity of the Person making such offer.

Section 6.23 Insurance Policies.

(a) During the period from the date hereof until the Closing Date, Seller shall maintain, or cause to be maintained, the Insurance Policies in effect, except for changes made in the ordinary course of business regarding policies with respect to which the Acquired Companies are not the primary beneficiaries. From and after the Closing, Seller shall use commercially reasonable efforts to assist the Buyer and the Acquired Companies in making any claims against Insurance Policies not held by the Target Company for events and/or acts occurring prior to the Closing that may be covered by such Insurance Policies. Upon receiving notice from Buyer or the Acquired Companies of a claim for an event or act occurring prior to the Closing that may be covered by such Insurance Policies, Seller shall administer such claim in the ordinary course; provided, that Seller shall in no way be responsible or liable for any denial of coverage for any reason. As of the Closing Date, the insurance policies for property casualty held by Target Company shall include all of the Acquired Companies as named insureds.

(b) In the event that between the date of this Agreement and the Closing Date, any assets (other than immaterial assets) of the Business (i) have suffered property damage (ordinary wear and tear excepted) or are subject to eminent domain or condemnation proceedings, or (ii) are lost, in each of clauses (i) and (ii) other than in the ordinary course of business consistent with past practice and Prudent Industry Practice, Seller shall notify Buyer reasonably promptly in writing upon its becoming aware of such event. Seller shall, or shall cause its Affiliates to, either (i) prior to the Closing, use any insurance recoveries or other proceeds actually received by Seller or its Affiliates in respect of such damage, regardless of materiality, by property damage, eminent domain, condemnation proceedings or loss to repair, rebuild or replace the portion of the assets damaged or lost prior to the Closing, or (ii) (x) to the extent of any insurance recoveries or other proceeds actually received prior to the Closing and not used to repair, rebuild or replace such portion of assets, hold such insurance recoveries or other proceeds in trust for Buyer and, at the Closing, assign all of Seller’s or Seller’s Affiliates’, as applicable, right, title, and interest in and to such insurance recoveries or other proceeds to Buyer in compensation for such damage or loss, or (y) to the extent of any insurance recoveries or other proceeds yet to be received, use commercially reasonable efforts to diligently pursue any and all claims related thereto and assign all of Seller’s or Seller’s Affiliates’, as applicable, right, title, and interest to receive and collect such insurance recoveries or other proceeds upon payment thereof. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, this Section 6.23(b) shall survive the Closing solely to the extent any such lost or damaged assets exist, and then only until the applicable insurance recoveries or other claim proceeds are received or denied.

Section 6.24 Books and Records. At the Closing or within thirty (30) days thereafter, Seller shall provide to Buyer the Books and Records not already in the possession of the Acquired Companies. Seller may retain one (1) copy of any such Books and Records for archival purposes.

Section 6.25 Mountain Home Claim Insurance Proceeds. In the event that Buyer or any Acquired Company receives any insurance proceeds under any insurance policy of any Acquired Company in effect as of the Closing Date in respect of the “Mountain Home” claim described in Section 4.15 of the Seller Disclosure Schedule, Buyer shall, and shall cause such Acquired Company to, promptly deliver such proceeds to Seller.

Section 6.26 Texas PURPA Litigation.

(a) During the period between the date hereof and the Closing Date, Seller shall not, and shall cause its Affiliates not to, settle or otherwise reach a compromise with respect to, or enter into an agreement to settle or compromise, any proceedings involved in the Texas PURPA Litigation without Buyer’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed.

(b) From and after the Closing Date, Buyer shall control, at its sole cost and expense, the proceedings involved in the Texas PURPA Litigation and shall use commercially reasonable efforts to continue litigating the proceedings involved in the Texas PURPA Litigation as it deems appropriate; provided, however, that in the event Buyer reasonably determines that continuing to proceed with the litigation of any of the proceedings involved in the Texas PURPA Litigation is not commercially reasonable, Buyer (i) may abandon such proceedings involved in the Texas PURPA Litigation upon prior written notice to Seller and (ii) shall have no further obligation to litigate such proceedings involved in the Texas PURPA Litigation. Buyer shall be permitted, in its sole discretion and at its sole cost and expense, to engage in discussions regarding, and enter into an agreement providing for, a settlement of the proceedings involved in Texas PURPA Litigation without the prior written consent of Seller so long as such proposed settlement entitles the Texas Project Entities to receive from Southwestern Public Service Company more than $15,000,000, in the aggregate, as compensation for electricity provided to Southwestern Public Service Company by the Texas Project Entities prior to the Closing. If, however, the amount of compensation to be received, pursuant to any such settlement, by the Texas Project Entities from Southwestern Public Service Company for electricity provided to Southwestern Public Service Company by the Texas Project Entities prior to the Closing is less than $15,000,000, in the aggregate (the “TXQF Conditional Pre-Close Refund”), then Buyer may not enter into any agreement providing for such settlement without Seller’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, but except in the event of a settlement consisting solely of an increased price, rate or formula for electricity provided on a going forward basis, the parties acknowledge and agree that it shall be considered unreasonable for Seller to withhold consent from any settlement which provides a TXQF Conditional Pre-Close Refund amount that is calculated at a price, rate or formula which would be applied in substantially the same manner for electricity provided to Southwestern Public Service Company on a going forward basis under the settlement.

(c) Buyer and Seller hereby acknowledge and agree that any and all compensation that the Texas Project Entities are entitled to receive, as a result of any settlement or final resolution of the proceedings involved in the Texas PURPA Litigation, from Southwestern Public Service Company in respect of the electricity provided to Southwestern Public Service Company by the Texas Project Entities prior to the Closing (the “Pre-Closing Period Compensation”) belongs solely to, and is solely for the benefit of, Seller and shall not be considered to be part of the assets being acquired by Buyer by virtue of its acquisition of the Transferred Interests pursuant to this Agreement. In the event that following the Closing any Texas Project Entity or one of its Affiliates receives any such payments in respect of the Pre-Closing Period Compensation, Buyer shall cause such Texas Project Entity or its Affiliate to promptly deliver such received payments to Seller. In the event that any such settlement or final resolution of the proceedings involved in the Texas PURPA Litigation provides that all or any portion of the Pre-Closing Period Compensation shall be paid by Southwestern Public Service Company as part of its payments to the Texas Project Entities for the electricity provided to Southwestern Public Service Company by the Texas Project Entities from and after the Closing, the parties shall reasonably cooperate in good faith to agree upon allocation of such payments in order that Seller receives the portion of such payments attributable to the Pre-Closing Period Compensation.

(d) Buyer and Seller hereby acknowledge and agree that any and all compensation that the Texas Project Entities or their Affiliates are entitled to receive, as a result of any settlement or final resolution of the proceedings involved in the Texas PURPA Litigation, from Southwestern Public Service Company in respect of the electricity provided to Southwestern Public Service Company by the Texas Project Entities from and after the Closing shall belong to, and be solely for the benefit of, the applicable Texas Project Entities, as Affiliates of Buyer.

ARTICLE VII

CONDITIONS OF PURCHASE

Section 7.1 Conditions to Each Party’s Obligations.

The obligations of each party hereto to effect the Closing shall be subject to the satisfaction on and as of the Closing Date of each of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Filings; Waiting Periods. The waiting period applicable to the purchase and sale of the Transferred Interests under the HSR Act shall have been terminated or shall have expired and no Burdensome Condition shall have been imposed in connection therewith.

(b) Regulatory Approvals. The Buyer Required Approvals and the Seller Required Approvals shall have been obtained and become Final Orders, and such Final Orders shall not have imposed any Burdensome Conditions.

(c) No Injunction. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other legal restraint or prohibition of any Governmental Entity preventing the purchase and sale of the Transferred Interests contemplated hereby or the consummation of the transactions to be effected by Buyer at the Closing shall be in effect.

Section 7.2 Conditions to Obligations of Buyer.

The obligations of Buyer to effect the Closing shall be subject to the satisfaction (or waiver, in whole or in part, to the extent permitted by applicable Law, by Buyer) on and as of the Closing Date of each of the following conditions:

(a) Representations and Warranties and Covenants of Seller.

(i) At the Closing, (A) the Seller Fundamental Representations and the representations and warranties of Seller in Section 4.6(b) as they relate to the Suzlon Agreements shall be true and correct in all material respects (provided that if such Seller Fundamental Representations or such representations and warranties in Section 4.6(b) are subject to a Material Adverse Effect or other materiality threshold, such Seller Fundamental Representations or such representations and warranties in Section 4.6(b) shall be true and correct in all respects) as though made at and as of the Closing Date (except that to the extent such Seller Fundamental Representations or such representations and warranties in Section 4.6(b) expressly relate to a specified date, such Seller Fundamental Representations or such representations and warranties in Section 4.6(b) shall be true as of such specified date), and (B) the representations and warranties of Seller set forth in this Agreement other than the Seller Fundamental Representations and the representations and warranties of Seller in Section 4.6(b) as they relate to the Suzlon Agreements shall be true and correct (without giving effect to any “materiality,” “material adverse effect,” or “Material Adverse Effect” qualifiers set forth therein) as though made at and as of the Closing Date (except that to the extent such representations and warranties expressly relate to a specified date, such representations and warranties shall be true as of such specified date), except to the extent that breaches thereof have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii) Seller shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing (other than the obligations, covenants and conditions set forth in Section 6.12(i)); and

(iii) Seller shall have delivered to Buyer a certificate signed by an officer of Seller, dated as of the Closing Date, that the conditions set forth in Section 7.2(a)(i) and Section 7.2(a)(ii) have been satisfied.

(b) Deliverables. Seller shall have complied with its obligations contained in Section 2.3(b).

(c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect subsequent to the date hereof.

Section 7.3 Conditions to Obligations of Seller.

The obligations of Seller to effect the Closing shall be subject to satisfaction (or waiver, in whole or in part, to the extent permitted by applicable Law, by Seller) on and as of the Closing Date of each of the following conditions:

(a) Representations and Warranties and Covenants of Buyer.

(i) At the Closing, (A) the Buyer Fundamental Representations shall be true and correct in all material respects (provided that if such Buyer Fundamental Representation is subject to a materiality threshold, such Buyer Fundamental Representation shall be true and correct in all respects) as though made at and as of the Closing Date (except that to the extent such Buyer Fundamental Representations expressly relate to a specified date, such Buyer Fundamental Representation shall be true as of such specified date), and (B) the representations and warranties of Buyer set forth in this Agreement other than the Buyer Fundamental Representations shall be true and correct (without giving effect to any “materiality” or “material adverse effect” qualifiers set forth therein) as though made at and as of the Closing Date (except that to the extent such representations and warranties expressly relate to a specified date, such representations and warranties shall be true as of such specified date), except to the extent that breaches thereof have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby;

(ii) Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(iii) Buyer shall have delivered to Seller a certificate of Buyer signed by an officer of Buyer, dated as of the Closing Date, that the conditions set forth in Section 7.3(a)(i) and Section 7.3(a)(ii) have been satisfied.

(b) Deliverables. Buyer shall have complied with its obligations contained in Section 2.3(c).

(c) Letters of Credit. All letters of credit set forth on Section 4.18(a) of the Seller Disclosure Schedule shall have been terminated, or Seller and its Affiliates, as applicable, shall have obtained releases from the beneficiaries thereof (in form and in substance reasonably satisfactory to Seller or the applicable Affiliate), from any liability of Seller or its Affiliates under such Existing Credit Support.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.

(a) Termination of Agreement. This Agreement may be terminated as follows:

(i) by mutual written consent of Buyer and Seller at any time prior to the Closing Date;

(ii) by the written notice of Buyer or Seller to the other party if the Closing shall not have occurred on or before January 31, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; provided further, that if as of January 31, 2011, all conditions set forth in Article VII shall have been satisfied or waived (excluding, for these purposes, those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that such conditions are capable of being satisfied) other than the conditions set forth in Section 7.1(a), Section 7.1(b) or Section 7.1(c), then the Outside Date shall automatically be extended to March 31, 2011;

(iii) by the written notice of Buyer or Seller to the other party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any representation, warranty, covenant or other agreement contained herein on the part of the other party, which breach either (i) is not cured within thirty (30) days following written notice to the party committing such breach or (ii) by its nature, cannot be cured prior to the Outside Date; or

(iv) by written notice by Buyer to Seller or by Seller to Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if (i) any Governmental Entity, the consent of which is a condition to the obligations of the Seller and the Buyer to consummate the Closing, shall have determined not to grant its or their consent and all appeals of such determination shall have been taken and have been unsuccessful or any Burdensome Condition is imposed, (ii) one or more courts of competent, jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable or (iii) any Law shall have been enacted by any Governmental Entity in the United States which prohibits the consummation of the Closing.

(b) Effect of Termination. In the event of termination of this Agreement by a party hereto pursuant to Section 8.1(a) hereof, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 6.1, this 8.1(b), 10.1, 10.2, 10.3, 10.5, 10.6, 10.7, 10.8, 10.9, 10.11, 10.13 and 10.14 shall survive the termination of this Agreement; provided, however, that (i) such termination shall not relieve any party hereto of any liability for damages actually incurred or suffered by any other party as a result of any breach of this Agreement (other than for unintentional or non-willful breaches of representations, warranties and covenants, as to which no party shall be liable to any other party hereunder), and (ii) upon such termination, the provisions of the Confidentiality Agreement shall automatically be extended and remain in full force and effect without any further action by Seller or Buyer for the longer of (x) one year following such termination or (y) the remaining term under the Confidentiality Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Obligations of Seller.

(a) From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and each of its Affiliates (including after the Closing, the Acquired Companies in the Wholly-Owned Group and the Acquired Companies in the Partially-Owned Group (but with respect to any such Acquired Company in the Partially-Owned Group, only to the extent of Buyer’s Allocable Share)) and the directors, managers, officers, members, employees, agents, representatives, successors and assigns of each of the foregoing Persons (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred by any Buyer Indemnified Party by reason of, arising out of, resulting from or relating to: (i) any inaccuracy or breach of any of the representations or warranties (in each case, when made) made by Seller in this Agreement or in any certificate delivered by Seller to Buyer in connection herewith provided, however, that in the case of any such representation or warranty that is limited by “material”, “materiality”, “Material Adverse Effect” or words of similar effect, the occurrence of a breach or inaccuracy of such representation or warranty and the amount of Losses shall be determined as if such “material”, “materiality”, “Material Adverse Effect” or words of similar effect were not included therein, (ii) any breach or nonperformance of any of the covenants or agreements of Seller contained in this Agreement or in any certificate delivered by Seller to Buyer in connection herewith, (iii) any liability for Taxes of or with respect to any Acquired Company for any taxable year or period (or portion thereof) that ends on or before the Closing Date, but only to the extent of Buyer’s or its Affiliate’s Allocable Share of such Taxes, (iv) any liability for Taxes of Seller or any of its Affiliates for any taxable year or period (or portion thereof) that ends on or before the Closing Date to the extent such Taxes are collected from the Acquired Companies (x) as a result of the provisions of Treasury Regulations Section

1.1502-6 or the analogous provisions of any Law or (y) by Contract, (v) any “recapture,” within the meaning of the guidance issued by the U.S. Treasury Department under Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009, P.L. 111-5, of all or part of the ITC Grant Proceeds received with respect to any application submitted by an Acquired Company prior to the Closing Date, but only if such recapture solely and directly results from an action taken by Seller; provided, however, that the Buyer Indemnified Parties shall not be entitled to be indemnified, defended or held harmless from or against any Losses incurred by any Buyer Indemnified Party by reason of, arising out of, resulting from or relating to any such recapture if (x) any representation or warranty made by Buyer in Section 5.11 was, as of the Closing, inaccurate in any respect or (y) such recapture would not have occurred had any rights of Buyer or any of its assigns under this Agreement not been assigned, in whole or in part, to any Person, (vi) any increase in the liability of Buyer or any of its Affiliates for Taxes by reason of, arising out of, resulting from or relating to Buyer or its Affiliate’s Allocable Share of the increase in U.S. federal and state taxable income or decrease in taxable loss with respect to any Acquired Company comprising the Partially-Owned Group for which the election provided for under Section 754 of the Code is not in effect with respect to the taxable year of such Acquired Company in which the Closing Date occurs, but only to the extent such liability directly and solely results from Seller’s failure to obtain all consents and approvals from all third parties required in order to make (or cause to be made) such election with respect to such Acquired Company, (vii) any liability for Taxes of Buyer or any of its Affiliates incurred solely as a result of the receipt of any payment by Buyer or any of its Affiliates and a payment made by Buyer or any of its Affiliates to Seller pursuant to Section 6.18, (viii) any liability for Taxes of Seller or any of its Affiliates (other than the Acquired Companies) imposed on Buyer as a successor or transferee pursuant to Tex. Tax Code § 111.020, Or. Rev. Stat. § 305.330, Minn. Stat. § 270C.57, or Mich. Comp. Laws Ann. § 205.27a, (ix) any net increase in liability for Taxes, or net decrease in taxable loss, in either case in the aggregate for Buyer and its Affiliates (including the Acquired Companies) by reason of, arising out of, resulting from or relating to any Final Determination (taking into account all adjustments attributable to such Final Determination) that Buyer, Seller or any of their Affiliates is not entitled to any or a portion of any Tax Credits or depreciation deductions claimed by it in a manner consistent with past practice with respect to an Acquired Company, except that the Buyer Indemnified Parties shall not be entitled to be indemnified, defended or held harmless pursuant to this clause (ix) if any such Final Determination is caused directly and solely by an action taken by Buyer or any of its Affiliates (including the Acquired Companies) (A) with respect to such Acquired Company’s structure or operations in existence as of the Closing Date (other than any action required by applicable Law, excluding any such action that would result in the inability to generate electricity with respect to the facility but only to the extent not at a level consistent with past practice) or (B) in an attempt by Buyer or any of its Affiliates (including the Acquired Companies) to acquire the interests of the other partners in such Acquired Company (other than any such acquisition which results in such Acquired Company being classified as disregarded as an entity separate from its owner for U.S. federal and state income Tax purposes), or (x) any Losses to which any Buyer Indemnified Party is entitled to indemnification pursuant to Section 9.1(a) of the Seller Disclosure Schedule.

(b) The obligation of Seller to indemnify the Buyer Indemnified Parties for Losses is subject to the following limitations: (i) Seller shall not be required to provide indemnification to any Buyer Indemnified Party pursuant to Section 9.1(a)(i) unless the aggregate amount of Losses incurred by all Buyer Indemnified Parties pursuant to such provision exceeds one-third percent (0.33%) of the Total Purchase Price (the “Basket”), and then the Buyer Indemnified Parties shall be entitled to indemnification only for the amount in excess of the Basket, and (ii) in no event shall the aggregate amount of such Losses for which Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to Section 9.1(a)(i) exceed twenty percent (20%) of the Total Purchase Price (the “Maximum Amount”); provided, however, that the Basket shall not limit Seller’s indemnification of the Buyer Indemnified Parties with respect to any Losses by reason of, arising out of, resulting from or relating to breaches of any of the Seller Fundamental Representations or the representations and warranties of Seller in Section 4.6(b) as they relate to the Charter Documents of the Acquired Companies or the Suzlon Agreements; provided, further, that the Maximum Amount shall not limit Seller’s indemnification of the Buyer Indemnified Parties with respect to any Losses by reason of, arising out of, resulting from or relating to breaches of any of the Seller Fundamental Representations (other than Section 4.21) or the representations and warranties of Seller in Section 4.6(b) as they relate to the Charter Documents of the Acquired Companies. Notwithstanding anything to the contrary contained herein, the Basket and Maximum Amount shall not apply with respect to any Loss arising from or related to (and such Loss shall not be counted towards the Maximum Amount) (1) fraud, willful misconduct or intentional misrepresentation or (2) for the avoidance of doubt, any breach of any covenant or agreement hereunder.

(c) Notwithstanding anything in this Agreement to the contrary, the Buyer Indemnified Parties shall be entitled to be indemnified, defended and held harmless from and against any Losses incurred by any Buyer Indemnified Party by reason of, arising out of, resulting from or relating to any liability for Taxes included in the Current Liabilities only to the extent such Taxes exceed the accruals and reserves for such Taxes included as Current Liabilities for purposes of determining the Closing Net Working Capital, provided, however, that amounts for such Taxes not paid by Seller pursuant to Section 6.12(b)(i) and amounts for such Taxes paid by Buyer pursuant to Section 6.12(c)(i) shall be taken into account for purposes of making this calculation.

Section 9.2 Obligations of Buyer.

(a) From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and each of its Affiliates (other than the Acquired Companies) and the directors, managers, officers, members, employees, agents, representatives, successors and assigns of the foregoing Persons (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred by any Seller Indemnified Party by reason of, arising out of, resulting from or relating to: (i) any inaccuracy or breach of any of the representations or warranties made by Buyer in this Agreement or in any certificate delivered by Buyer to Seller in connection herewith, (ii) any breach or nonperformance of any of the covenants or agreements of Buyer contained in this Agreement or in any certificate delivered by Buyer to Seller in connection herewith, (iii) any liability for

Taxes of or with respect to any Acquired Company for any taxable year or period (or portion thereof) that begins after the Closing Date, but only to the extent of Seller’s Allocable Share of such Taxes, (iv) any liability for Taxes included as Current Liabilities for purposes of determining the Closing Net Working Capital, or (v) any net increase in liability for Taxes directly and solely attributable to, or directly and solely resulting from, an election under Section 338(h)(10) of the Code (and any corresponding elections under state tax law) as contemplated by Section 6.12(j).

(b) The obligation of Buyer to indemnify the Seller Indemnified Parties for Losses is subject to the following limitations: (i) Buyer shall not be required to provide indemnification to any Seller Indemnified Party pursuant to Section 9.2(a)(i) unless the aggregate amount of Losses incurred by all Seller Indemnified Parties pursuant to such provision exceeds the Basket, and then the Seller Indemnified Parties shall be entitled to indemnification only for the amount in excess of the Basket; and (ii) in no event shall the aggregate amount of such Losses for which Buyer is obligated to indemnify the Seller Indemnified Parties pursuant to Section 9.2(a)(i) exceed the Maximum Amount; provided, however, that neither the Basket nor the Maximum Amount shall limit Buyer’s indemnification of the Seller Indemnified Parties with respect to any Losses by reason of, arising out of, resulting from or relating to breaches of any Buyer Fundamental Representations. Notwithstanding anything to the contrary contained herein, the Basket and Maximum Amount shall not apply with respect to any Loss arising from or related to (and such Loss shall not be counted towards the Maximum Amount) (1) fraud, willful misconduct or intentional misrepresentation or (2) for the avoidance of doubt, any breach of any covenant or agreement hereunder.

Section 9.3 Calculation of Losses; Final Purchase Price Adjustment; Mitigation.

(a) In calculating amounts payable to an Indemnified Party, the amount of the indemnified Losses shall not be duplicative of any other Loss for which an indemnification claim has been made and shall be computed net of (i) payments actually recovered by the Indemnified Party or any of its Affiliates under any insurance policy with respect to such Losses (in excess of reasonably foreseeable premium increases related thereto) and (ii) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses (net of out of pocket costs and expenses (including reasonable legal fees and expenses). For the avoidance of doubt, for any Losses incurred by any Buyer Indemnified Party with respect to any Acquired Company in the Partially-Owned Group, the indemnifiable portion of such Losses shall be limited to the proportion representing Buyer’s Allocable Share.

(b) All indemnity payments made pursuant to this Agreement shall, to the maximum extent permitted by applicable Law, be treated by all parties hereto (and all of their Affiliates) for all Tax purposes as adjustments to the Total Purchase Price.

(c) Notwithstanding anything to the contrary set forth herein, each of the parties hereto shall use commercially reasonable efforts to mitigate all Losses relating to a claim under this Article IX.

Section 9.4 Time for Claims. No claim for indemnification under Section 9.1(a)(i) or Section 9.2(a)(i) may be asserted after the Survival Expiration Date. If an Indemnified Party shall have, before the Survival Expiration Date, previously made a claim for such indemnification by delivering a notice (stating in reasonable detail the basis of such claim) to the applicable Indemnifying Party, then such claim and all Losses related thereto or arising therefrom will continue to survive until the claim for indemnification has been satisfied or otherwise resolved in accordance with this Agreement.

Section 9.5 Third-Party Claims. Except as otherwise provided in Section 6.12(e):

(a) In the event that any Action is commenced by a third party involving a claim for which an Indemnifying Party is required to provide indemnity hereunder (an “Asserted Liability”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Asserted Liability (the “Claim Notice”); provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced by such delay. The Indemnified Party shall provide to the Indemnifying Party copies of all non-ministerial notices and documents (including court papers) received by the Indemnified Party relating to the Asserted Liability.

(b) If the Indemnified Party shall give the Indemnifying Party a Claim Notice, the Indemnifying Party shall have the right (i) to employ counsel, at its own expense, reasonably acceptable to the Indemnified Party to defend any Asserted Liability, (ii) to control and conduct, subject to the Indemnifying Party’s obligations under Sections 9.5(c) and (d) below, any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party and (iii) to take all other steps or proceedings, subject to the Indemnifying Party’s obligations under Sections 9.5(c) and (d) below, to settle or defend any such claims, unless such Asserted Liability is reasonably likely to (A) result in liabilities at least a majority of which, taken with other then existing Losses under this Article IX, would not be fully indemnified hereunder or (B) have a material adverse effect on the business or financial condition of the Indemnified Party after the Closing Date (taking into account any effect on the Tax liabilities or earnings of the Indemnified Party). Notwithstanding anything in this Agreement to the contrary, with respect to any Asserted Liability that (y) provides for injunctive, equitable or other non-monetary relief affecting the Indemnified Party or any of its Affiliates or Representatives or (z) relates to a claim brought by a Governmental Entity (other than claims in respect of Taxes), the Indemnified Party shall have the right to employ its own counsel (at the Indemnifying Party’s sole expense) to defend, settle and compromise such Asserted Liability, except that the Indemnifying Party shall not be obligated to indemnify the Indemnified Party for any monetary damages imposed directly or indirectly by such settlement or compromise if the Indemnifying Party’s prior written consent to such settlement or compromise has not been obtained (such consent not to be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible after receipt of a Claim Notice (but in any case within twenty (20) days after receipt of a Claim Notice or such earlier time necessary to reasonably allow a timely response to the Asserted Liability (the “Indemnifying Notice Period”)) of its election to defend any such Asserted Liability. In the event that the Indemnifying Party assumes the defense as provided in this Section 9.5(b), the Indemnified Party shall have the right to participate in such defense (including with counsel of its choice), at its own expense, and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation.

(c) If the Indemnifying Party assumes the defense of any Asserted Liability, it shall not settle such Asserted Liability (unless such settlement (i) imposes no burden, liability or relief other than monetary damages to be satisfied solely and fully by the Indemnifying Party, (ii) includes no finding or admission of any Violation of Law or Violation of any rights or interests of the Indemnified Party, (iii) will have no effect on any other Loss that may be incurred by the Indemnified Party and (iv) includes a complete and unconditional release of the Indemnified Party from and against any and all Losses relating to such Asserted Liability) without the consent of the Indemnified Party, which consent shall not be unreasonably withheld in the case of any settlement that (i) the Indemnifying Party recommends, (ii) by its terms obligates the Indemnifying Party to pay the full amount of Losses in connection with the Asserted Liability, and (iii) unconditionally releases the Indemnified Party and its Affiliates and Representatives completely from all Losses in connection with the Asserted Liability.

(d) The Indemnified Party may refuse to agree to any settlement, compromise or discharge of any Asserted Liability that (i) provides for injunctive, equitable or other non-monetary relief affecting the Indemnified Party or any of its Affiliates or Representatives, (ii) in the reasonable opinion of the Indemnified Party would materially adversely affect the Indemnified Party or its Affiliates or Representatives or (iii) includes a finding or admission of any Violation of applicable Law or any Violation of the rights of the Indemnified Party or any of its Affiliates or Representatives.

(e) If the Indemnifying Party does not deliver to the Indemnified Party written notice within the Indemnifying Notice Period that the Indemnifying Party will assume the defense of any Asserted Liability, (i) the Indemnified Party may defend against any such Asserted Liability in such manner as it may deem reasonably appropriate, at the cost of the Indemnifying Party (provided that the Indemnifying Party shall have the right to participate in such defense (including with counsel of its choice), at its own expense, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with such participation), and (ii) the Indemnified Party may settle such Asserted Liability (provided that, the Indemnified Party shall not settle any such Asserted Liability without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed).

(f) In all cases, the Indemnifying Party and the Indemnified Party (i) shall cooperate in the defense of Asserted Liabilities, (ii) shall keep each other informed of all material developments relating to or in connection with Asserted

Liabilities, (iii) agree to make available to each other, their counsel and other Representatives, all information and documents available to them which relate to any Asserted Liability and (iv) agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of any such Asserted Liability.

Section 9.6 Exclusive Remedy. Except with respect to injunctive and other equitable relief expressly provided by this Agreement and for any action based on fraud, willful misconduct or intentional misrepresentation, the remedies provided in this Article IX shall be deemed the sole and exclusive remedies of the parties hereto, from and after the Closing Date, for any breach of or failure to perform or comply with any representation, warranty or covenant or other agreement contained in this Agreement, and the parties hereto each hereby waive to the extent permitted by applicable Law any other remedy, to which they or any other Person is entitled to indemnification hereunder may have at law or in equity with respect thereto. For the avoidance of doubt, no officer or other individual Representative of a party hereto shall have any personal liability to any Indemnified Party arising out of any certificate or other document executed by such officer or other individual and delivered to the other party.

Section 9.7 No Punitive Damages. Notwithstanding anything to the contrary contained herein, neither party hereto shall be liable to or otherwise responsible to any Indemnified Party for punitive damages (other than punitive damages awarded to a third party pursuant to a third party claim) that arise out of or relate to this Agreement or the performance or breach hereof or any liability assumed hereunder.

Section 9.8 No Right To Offset. Each party hereto agrees and acknowledges that neither party nor any other Indemnified Party shall be entitled to offset amounts payable to the other party or its Affiliates under the indemnification provisions of this Agreement against amounts payable to such party by the other party or its Affiliates now or in the future.

Section 9.9 Risk Allocation. The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the parties, and, accordingly, a party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another party notwithstanding whether any employee, representative or agent of the party seeking to enforce a remedy knew or had reason to know of such breach.

ARTICLE X

MISCELLANEOUS

Section 10.1 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by both Buyer and Seller; provided that Buyer and its permitted assigns may at any time without the prior written consent of Seller: (a) assign, in whole or in part, its rights and obligations under this Agreement to one or more of its Affiliates or to any subsequent purchaser of the Target Company or any of the other Acquired Companies or of any material portion of the Target Company’s or any of the Acquired Company’s assets; provided that Buyer remains liable for the performance of Buyer’s obligations under this Agreement, and (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, the Target Company or any of the other Acquired Companies, such permitted assigns and/or any of their Affiliates. Subject to the preceding sentence, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.2 Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Section 10.3 Specific Performance; Consent to Jurisdiction.

(a) The parties agree and acknowledge that the failure to perform under this Agreement will be an actual, immediate and irreparable harm and injury and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that, except where this Agreement is properly terminated in accordance with Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement (including of Sections 5.8 and 6.2) and any other agreement or instrument executed in connection herewith. The parties further agree that they shall not object to, or take any position inconsistent with respect to, whether in a court of law or otherwise, the appropriateness of specific performance as a remedy for a breach of this Agreement or any such other agreement or instrument, any action or proceeding for any such remedy to be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each party waives any requirement for the securing or posting of any bond in connection with any such remedy. The parties further agree that by seeking the remedies provided for in this Section 10.3 a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party (and nothing in this Section 10.3 shall affect the right of any party to serve legal process in any other manner permitted by Law), (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (vi) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of Buyer and Seller agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 10.4 Survival. The representations and warranties contained herein or in any certificate delivered in connection with this Agreement, except for the Seller Fundamental Representations, the Buyer Fundamental Representations, the representations and warranties of Seller in Section 4.6(b) as they relate to the Charter Documents and the Suzlon Agreements and the representations and warranties of Seller in Sections 4.11(a), 4.11(b)(iii), 4.11(b)(iv) and 4.12, shall survive the Closing and terminate on the date that is fifteen (15) months after the Closing Date (the “Survival Expiration Date”). The Seller Fundamental Representations (other than the representations and warranties contained in Sections 4.5, 4.8 and 4.21), and the Buyer Fundamental Representations (other than the representations and warranties contained in Section 5.11) shall survive the Closing indefinitely. The representations and warranties contained in Sections 4.5, 4.8 and 5.11 shall survive the Closing until ninety (90) days after the expiration of the applicable statute of limitations (including any extensions with respect thereto). The representations and warranties contained in Section 4.21 and the representations and warranties of Seller in Section 4.6(b) as they relate to the Suzlon Agreements shall survive the Closing and terminate on the date that is seven (7) years after the Closing Date. The representations and warranties contained in Sections
4.11(a), 4.11(b)(iii), 4.11(b)(iv) and 4.12 shall survive the Closing and terminate on the date that is three (3) years after the Closing Date. The representations and warranties of Seller in Section 4.6(b) as they relate to the Charter Documents of the Acquired Companies shall survive the Closing and terminate on the date that is four (4) years after the Closing Date.

All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their respective terms. To the extent that any covenants and agreements contained herein contemplate performance prior to Closing, such covenants and agreements shall terminate to such extent upon Closing; provided that the failure of such provisions to survive shall not prevent Buyer from making any claim for a breach, prior to the Closing, of such provisions. Notwithstanding anything in the foregoing to the contrary, any action based on fraud, willful misconduct or intentional misrepresentation shall survive the Closing indefinitely.

Section 10.5 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by confirmed cable, telecopy, telegram or facsimile, when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Buyer, to:

Exelon Corporation

10 S. Dearborn

Chicago, IL 60603

Attention: General Counsel

Fax: (312) 394-8796

With copies to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, WI 53202

Attention: James T. Tynion III

                 Jason W. Allen

Fax: (414) 297-4900

If to Seller, to:

Deere & Company

One John Deere Place

Moline, IL 61265

Attn: General Counsel

Fax: (309) 749-0085

With copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036 – 6522

Attn: David Friedman

         Daniel Dusek

Fax: (212) 735-2000

Section 10.6 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 10.7 Fees and Expenses. Except as otherwise specified in this Agreement, each party hereto will bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that Buyer and Seller shall be equally responsible for all filing fees in connection with any required filings or submissions with FERC and under the HSR Act; provided, further, that Seller shall be solely responsible for all expenses of the Acquired Companies incurred in connection with the preparation, execution and consummation of this Agreement (and the transactions contemplated hereby), including fees and disbursements of attorneys, investment bankers, accountants and other professional advisors.

Section 10.8 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement (which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement), together constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 10.9 Interpretation. When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated. Whenever any of the words “include,” “includes” and “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The phrase “Seller’s Knowledge” (or similar words) when used in a particular representation or warranty in this Agreement shall mean the actual knowledge of the individuals set forth in Section 10.9 of the Seller Disclosure Schedule after reasonable inquiry by such individual of those persons employed by Seller, its Affiliates or any Acquired Company whom such individuals reasonably believe in good faith to be the persons generally responsible for the information, facts or events with respect to which such representation or warranty applies. The phrase “Buyer’s Knowledge” (or similar words) shall mean the actual and imputed knowledge of the individuals set forth in Section 10.9 of Buyer Disclosure Schedule. References to this Agreement shall mean this Agreement as amended or supplemented, together with all Exhibits and Schedules attached or incorporated by reference.

Section 10.10 Disclosure. Any exception or qualification set forth in the Seller Disclosure Schedule or the Buyer Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement by Seller or Buyer, respectively, to the extent that the applicability of such exception or qualification is reasonably apparent. The inclusion of information in any section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall not be construed as an admission that such information is material to Seller, the Acquired Companies or Buyer. In addition, matters disclosed in the Seller Disclosure Schedule or the Buyer Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Seller Disclosure Schedule or the Buyer Disclosure Schedule, respectively, and any such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

Section 10.11 Waiver and Amendment. Any provisions of this Agreement may be waived in writing at any time prior to Closing by Buyer or by Seller, and any of the provisions of this Agreement may be amended at any time by the mutual written agreement of Buyer and Seller.

Section 10.12 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts (including by means of facsimile), each of which when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.13 Third-Party Beneficiaries. This Agreement is for the sole benefit of (i) the parties hereto, (ii) their permitted assigns, and (iii) solely for the purposes of Article IX, the Seller Indemnified Parties and the Buyer Indemnified Parties. Nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

Section 10.14 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 10.15 Waiver.

(a) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, FROM AND AFTER THE CLOSING, SELLER HEREBY RELEASES AND FOREVER DISCHARGES THE ACQUIRED COMPANIES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY OWNERS, EMPLOYEES, AGENTS, REPRESENTATIVES, SUBSIDIARIES, AFFILIATED COMPANIES,

SUCCESSORS AND ASSIGNS OF AND FROM ANY AND ALL CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, EXPENSES AND SUITS OF EVERY KIND, CHARACTER AND DESCRIPTION, KNOWN OR UNKNOWN, AT LAW OR IN EQUITY, WHICH SELLER MAY HAVE HAD AT ANY TIME HERETOFORE, MAY HAVE NOW OR MAY HAVE AT ANY TIME HEREAFTER, ARISING FROM, RELATING TO, RESULTING FROM OR IN ANY MANNER INCIDENTAL TO ANY AND EVERY MATTER, THING OR EVENT UP TO AND INCLUDING THE CLOSING, IN EACH CASE RELATING TO, (I) THE ACQUIRED COMPANIES, (II) THE TRANSFERRED INTERESTS OR ANY OTHER OWNERSHIP INTERESTS OF THE ACQUIRED COMPANIES IN OTHER ACQUIRED COMPANIES, OR (III) ANY INFORMATION PROVIDED BY THE ACQUIRED COMPANIES TO SELLER IN CONNECTION WITH OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(b) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT AND EXCEPT FOR ANY FRAUD OR WILLFUL MISCONDUCT ON THE PART OF ANY OF THE PERSONS BEING RELEASED PURSUANT TO THIS SECTION 10.15(b), FROM AND AFTER THE CLOSING, BUYER SHALL CAUSE EACH ACQUIRED COMPANY TO, RELEASE AND FOREVER DISCHARGE SELLER AND ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY OWNERS, EMPLOYEES, AGENTS, REPRESENTATIVES, SUBSIDIARIES, AFFILIATED COMPANIES, SUCCESSORS AND ASSIGNS OF AND FROM ANY AND ALL CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, EXPENSES AND SUITS OF EVERY KIND, CHARACTER AND DESCRIPTION, KNOWN OR UNKNOWN, AT LAW OR IN EQUITY, WHICH SUCH ACQUIRED COMPANY MAY HAVE HAD AT ANY TIME HERETOFORE, MAY HAVE NOW OR MAY HAVE AT ANY TIME HEREAFTER, ARISING FROM, RELATING TO, RESULTING FROM OR IN ANY MANNER INCIDENTAL TO ANY AND EVERY MATTER, THING OR EVENT UP TO AND INCLUDING THE CLOSING, IN EACH CASE RELATING TO, (I) THE OPERATION OF THE ACQUIRED COMPANIES, OR (II) THE TRANSFERRED INTERESTS OR ANY OTHER OWNERSHIP INTERESTS OF THE ACQUIRED COMPANIES IN OTHER ACQUIRED COMPANIES. FOR THE AVOIDANCE OF DOUBT, IN NO EVENT AND UNDER NO CIRCUMSTANCE SHALL THIS SECTION 10.15(b) IN ANY WAY LIMIT SELLER’S OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING SELLER’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE IX, OR IN ANY WAY LIMIT BUYER’S OR THE BUYER INDEMNIFIED PARTY’S RIGHTS UNDER THIS AGREEMENT, INCLUDING THE RIGHT TO INDEMNIFICATION UNDER ARTICLE IX.

Section 10.16 Bulk Sales or Transfer Laws. Buyer acknowledges that Seller will not comply with the provision of any bulk sales or transfer Laws pursuant to Tex. Tax Code § 111.020, Or. Rev. Stat. § 305.330, Minn. Stat. § 270C.57, or Mich. Comp. Laws Ann. § 205.27a in connection with the transactions contemplated by this Agreement. Buyer hereby waives compliance by Seller with the provisions of the bulk sales or transfer Laws pursuant to Tex. Tax Code § 111.020, Or. Rev. Stat. § 305.330, Minn. Stat. § 270C.57, or Mich. Comp. Laws Ann. § 205.27a.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

DEERE & COMPANY

By:	/s/ James A. Israel
Name: James A. Israel
Title: President, John Deere Credit

EXELON GENERATION COMPANY, LLC

By:	/s/ Christopher M. Crane
Name: Christopher M. Crane
Title: President